Exhibit 4.27

SHIPBUILDING CONTRACT

FOR THE CONSTRUCTION OF A

174,000Cubic Meter

LNG Carrier

Hull No 2072

Between

Samsung Heavy Industries Co., Ltd.

AS “Builder”

AND

GAS-Eleven Ltd.

AS “Buyer”

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

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TABLE OF CONTENTS

PREAMBLE	3
ARTICLE I HEALTH, SAFETY, SECURITY AND ENVIRONMENT (“HSSE”)	4
ARTICLE II GENERAL REQUIREMENTS	9
ARTICLE III DIMENSIONS, DEADWEIGHT, SPEED, FUEL CONSUMPTION	12
ARTICLE IV CLASS AND REGULATIONS	14
ARTICLE V DELIVERY	16
ARTICLE VI DISCHARGE OF LIENS	21
ARTICLE VII PRICE, PAYMENT, REFUND, CURRENCY AND PAYMENTS	22
ARTICLE VIII ADJUSTMENTS TO CONTRACT PRICE	27
ARTICLE IX DEFAULT IN PAYMENT	31
ARTICLE X BUILDER’S PAYMENT AND REPAYMENT, AND INTEREST THEREON	32
ARTICLE XI BANK GUARANTEE	33
ARTICLE XII BUYER-FURNISHED EQUIPMENT	34
ARTICLE XIII INSURANCE	35
ARTICLE XIV BUILDER’S GUARANTEE	38
ARTICLE XV ALTERATIONS AND APPROVALS	42
ARTICLE XVI INSPECTION	45
ARTICLE XVII TRIALS	48
ARTICLE XVIII INDEPENDENT CONTRACTOR; SUBCONTRACTING	51
ARTICLE XIX TAXES AND DUTIES	52
ARTICLE XX GOVERNMENTAL APPROVALS AND LICENSES	53
ARTICLE XXI LAWS AND PERMITS; CONFLICTS	54
ARTICLE XXII INTELLECTUAL PROPERTY AND CONFIDENTIALITY	56
ARTICLE XXIII CONTRACTUAL RESPONSIBILITIES AND PROCEDURES; AUDIT RIGHTS	58
ARTICLE XXIV CONTRACT AND AMENDMENTS; CONSTRUCTION	60
ARTICLE XXV ARBITRATION	62
ARTICLE XXVI NOTICES	64
ARTICLE XXVII EFFECTIVE DATE	66
SCHEDULE 1	1
APPENDIX A: FORM OF LETTER OF GUARANTEE	2
APPENDIX B: PROTOCOL OF DELIVERY AND ACCEPTANCE	5
APPENDIX C: FORM OF TRI-PARTITE AGREEMENT	6
APPENDIX D: FORM OF PERFORMANCE GUARANTEE	10
APPENDIX E: FORM OF MULTI-PARTITE AGREEMENT	11

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PREAMBLE

THIS CONTRACT (hereinafter called the “Contract”) made and entered into on the 22nd January 2013, by and between:

Samsung Heavy Industries Co., Ltd., a corporation incorporated and existing under the laws of the Republic of Korea, having its registered office at 34th Fl., Samsung Insurance Seocho Tower 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea, 137-857 (hereinafter called the “Builder”), on the one part, and

GAS-Eleven Ltd. a corporation organized and existing under the laws of Bermuda having the registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (hereinafter called the “Buyer”), on the other part; and taken together referred to as the “Parties”;

WITNESSETH

In consideration of the mutual covenants herein contained, the Builder agrees to design, build, launch and complete one (1) twin screw dual fuel electric propulsion driven Liquefied Natural Gas (“LNG”) carrier as described in Article II(a) at the Builder’s shipyard located on Geoje Island, Korea (hereinafter called the “Shipyard”) and to deliver and sell the same to the Buyer, and the Buyer hereby agrees to purchase and accept delivery of the Vessel from the Builder and to pay for the same upon the terms and conditions hereinafter set forth.

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ARTICLE I HEALTH, SAFETY, SECURITY AND ENVIRONMENT
(“HSSE”)

(a)	HSSE Management System

The Buyer places utmost importance on HSSE and requires Builder and its sub-contractors to subscribe to and actively pursue the highest HSSE standards. The Builder confirms that it also is committed to health, safety, security and protection of the environment and that the Builder has a written statement of health, safety, security and environmental conservation policy which is actively supported and compatible with the Buyer’s HSSE policies. The Builder undertakes to observe and comply with the following HSSE provisions:

i)	The Builder shall fulfill the requirements of the Specification.

ii)	The Builder’s HSSE management system shall be adequately documented and shall be shown to be effective in implementing the Builder’s written HSSE policy. This system shall include metrics which demonstrate that all of its employees and its sub-contractors’ employees are competent to perform their tasks safely and ensure that in performance of its obligations under this agreement, all hazards to the health, safety and security of such employees, including Buyer’s employees and contractors, have been identified, assessed and eliminated where possible or are being controlled using formal planning methods and procedures.

iii)	The Builder shall be responsible for ensuring that all of its sub-contractors and their employees understand the principles and requirements of the HSSE provisions set out in this Article and that its sub-contractors apply equivalent standards in their HSSE management systems.

(b)	Compatibility of HSSE Management Systems

i)	The Builder’s HSSE management system shall, where relevant, be compatible with the Buyer’s HSSE management system. The Builder shall liaise with the authorized Representative to ensure that the roles and responsibilities in both
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systems are clearly defined and allocated and are clearly understood by all parties involved in the construction of the Vessel.

ii)	Within the framework of the Builder’s HSSE management system, the Builder shall apply HSSE performance standards which are compatible with those in the Buyer’s HSSE management system.

iii)	All critical interfaces between the Builder and the Buyer shall be documented in the Builder’s Safety Management System Document.

(c)	HSSE Plan

i)	The Builder shall prepare a document, known as the “HSSE Plan”, for the management of all HSSE aspects of the performance of its obligations under this Contract. The Builder’s HSSE Plan shall be based on the requirements of the Builder’s HSSE management system and shall incorporate a “Bridging Document” identifying all critical interfaces between the Builder and the Buyer. No work on the construction of the Vessel or the fabrication of any blocks or sub-assemblies shall be commenced by the Builder or any of its subcontractors until the Builder’s HSSE Plan has been prepared and agreed with the Buyer.

ii)	The Builder’s HSSE Plan shall include a “Risk Assessment Template” which shall be used to perform a risk assessment of all identifiable HSSE risks associated with the performance by the Builder of its obligations under this Contract and indicating the proposed method of controlling those risks to an acceptable level. It shall also include measurable and realistic targets for HSSE performance.

iii)	The Builder’s HSSE Plan shall include details of the method of auditing the effectiveness of the Builder’s HSSE management system as applied to the performance of its obligations under this Contract.

iv)	The Builder undertakes to submit progress drafts of the HSSE Plan, including the Bridging Document, to the Buyer, at intervals of not more than thirty (30) days, to enable the Buyer to review it and to propose amendments during its

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development. The Builder shall submit the final version of the HSSE Plan, including the Bridging Document, to the Buyer for final approval no later than one hundred (100) days after the date of signature of this Contract. The Builder’s HSSE Plan, once approved by the Buyer shall form part of this Contract and shall be reviewed at least annually and updated as necessary to incorporate any changes to this Contract or the performance of the Builder’s obligations under this Contract.

(d)	Reporting

i)	The Builder shall issue a monthly written HSSE report to the Buyer, covering the following matters in relation to the performance of this Contract:

Effectiveness of the HSSE Plan.

An overview of all accidents and near-miss events.

Performance against HSSE targets.

Total working hours for all personnel.

Details of the quantity and nature of any emissions and wastes generated.

A summary of the status of any remedial actions.

ii)	The Builder shall also issue an annual HSSE report to the Buyer which summarizes the Builder’s and its sub-contractors’ HSSE performance in the performance of the Builder’s obligations under this Contract in the preceding year. This report shall include the cumulative total number of accidents, near-misses and hours worked.

(e)	Statutory and Other Requirements

i)	In the performance of its obligations under this Contract the Builder shall observe and comply with, and shall ensure that all of its employees comply with, all applicable laws and regulations, approved and international standards and codes of practice and with all official guidance on HSSE matters, in each case as current from time to time during the term of this Contract.
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ii)	The Builder warrants that it is familiar with all of the requirements in sub-clause (i) above and the implications thereof for the performance of its obligations under this Contract and that it has allowed for compliance with all such requirements in the Contract Price.

(f)	Working Conditions

The Builder shall ensure that all of its employees and sub-contractors’ employees are:

i)	fully conversant with the working conditions at the Shipyard, the Builder’s rules and standards relating to the environment and the hazards and risks associated with the construction of the Vessel; and

ii)	fully aware that they are under an obligation to bring to the immediate notice of their supervisor any HSSE risk which they believe has not been adequately assessed and is not under adequate control, so that the Builder can take immediate appropriate action to prevent potential death, injuries, or other losses and provide a safe, secure and healthy workplace.

(g)	Operational Health and Medical Fitness

The Builder shall ensure that all of its employees and sub-contractors’ employees are medically fit for the work they are required to do in the performance of this Contract.

(h)	Waste disposal and Environmental Safeguards

i)	The Builder shall ensure that all of its sub-contractors shall at all times minimize the total quantity of wastes arising in the performance of this Contract.

ii)	The Builder shall, both during and after performance of its obligations under this Contract, observe and comply with all applicable laws and regulations controlling the production, carrying, keeping, treating and/or disposal of wastes.

(i)	Right of Audit
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The Buyer reserves the right to audit the Builder and its sub-contractors and their respective premises in connection with the performance of this Contract to assure itself that HSSE matters are being managed and controlled in accordance with the declared requirements of the Builder’s HSSE management system.

(j)	Remedies for HSSE Defaults

i)	Pursuant to Article XVI herein, the Buyer will appoint a Buyer’s site HSSE Representative as one of its Representatives to be present at the Shipyard throughout the term of this Contract.

ii)	If, in the sole and reasonable opinion of such Buyer’s site HSSE Representative, the Builder is failing at any time to comply with the Builder’s HSSE management system and/or the HSSE Plan, the Buyer’s site HSSE Representative shall notify the Builder in writing of such failure, stating the remedial steps to be taken by the Builder, a reasonable time within which they are to be implemented and stating whether or not he requires construction of the Vessel, or any part thereof, or commissioning, testing, or trials thereof to be suspended until the failure has been remedied.

iii)	The Builder shall immediately commence implementation of the remedial steps set out in the notice referred to in sub-clause (ii) above and, if required pursuant to such notice, shall immediately suspend construction of the Vessel, or the relevant part thereof, or commissioning, testing, or trials thereof, as the case may be until the failure has been remedied. Any delay due to a suspension under this Article shall be considered a delay caused by Builder.
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ARTICLE II GENERAL REQUIREMENTS

THE VESSEL

(a)	The Builder shall, at the Shipyard, design, construct, launch, equip, supply, and in all respects complete so as to be ready for immediate operation, and deliver to the Buyer a 174,000 cubic meter LNG carrier, to be designated as Hull No.2072, together with all machinery, materials, parts, supplies, equipment, appurtenances, and all other items necessary to and for the said construction, completion, delivery, and operation of the Vessel.

(b)	The Vessel shall be designed, built and completed in accordance with the following Specifications, Plans, Drawings, Manufacturers List and Minutes, attached hereto and signed by the Parties hereto:

Document	Document No.
Technical Specifications (hereinafter called “Specifications”)	GS12BGLNGC.FS02 dated July 27, 2012
Drawings (collective hereinafter called “Plans”)
General Arrangement Plan	GS12BGLNGC.GA02
Midship Section	GS12BGLNGC.MS02
Cabin Plan	GS12BGLNGC.CP02
Manufacturers List	GS12BGLNGC.ML02
Minutes of Meeting	GS12BGLNGC.MM01 dated December 7, 2012 GS12BGLNGC.MM02 dated January 22, 2013

Notwithstanding the foregoing, the Builder is encouraged to apply innovations and improvements in technology within the functional intent of the Specifications, particularly in the areas of rapidly developing sectors of the shipbuilding industry, such as, environmental protection, electronics, controls, communications, navigation, etc. If

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in the judgment of the Builder, these improvements exceed the Contract requirements, they shall be considered as provided in Article XV.

Should there be any discrepancy between this Contract and the Plans or the Specifications, the provisions of this Contract shall prevail. Should there be any discrepancy between the Specifications and the Plans, the Specifications shall prevail. When there is no specific description in the Specifications, Builder shall apply generally accepted shipbuilding practices applied to the construction of the HN1859 series.

(c)	The Builder, at its expense, shall, unless otherwise specifically provided herein, procure and furnish all items and permissions necessary to perform its obligations hereunder including, but not limited to, (i) specifications (in addition to the Specifications), labor, machinery, materials, parts, supplies, equipment, appurtenances, and (ii) licenses, permits, inspections, surveys and approvals.

(d)	Shifting and Cargo Containment System Installation:

The shifting of the VESSEL during cargo containment construction will be avoided as far as practicable particularly during triplex bonding work. If BUILDER wishes to shift the vessel at any time during vessel construction the agreement of the BUYER must first be obtained. If movement of the vessel is inevitable due to environmental circumstances but not just for BUILDER’s convenience, the BUILDER will inform to the BUYER prior to the shifting of the VESSEL. Before moving the VESSEL triplex work and other time critical work shall be stopped for an amount of time agreed by BUYER and BUILDER before the VESSEL is moved. Upon agreement of BUYER, work shall restart after preparation of proper working condition. Double Banking is not allowed without BUYER’s approval.

At a minimum of three (3) months prior to the VESSEL’s steel cutting milestone, BUILDER’s proposal for the secondary barrier bonding process and the documentation detailing this process shall be submitted to BUYER for approval. BUILDER’s submission shall include, at minimum, GTT and Classification Society’s approval of BUILDER’s proposed process and GTT and Classification Society’s underlying report that supports each organization’s approval of the process including suitability and approval of glue, triplex, and all bonding components. BUYER shall review the submitted documentation and shall either accept or reject within twenty-eight (28)

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days BUILDER’s proposed process. Unless otherwise agreed by BUYER, BUILDER shall resubmit its proposal for BUYER’s approval prior to the VESSEL’s steel cutting milestone. BUYER shall review the re-submitted documentation and shall either accept or reject within twenty-eight (28) days BUILDER’s proposed process.

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ARTICLE III DIMENSIONS, DEADWEIGHT, SPEED, FUEL CONSUMPTION

(a)	The basic dimensions of the Vessel shall be:

Parameter	Value	Units
Length, overall	291	meters
Length, between perpendiculars	279	meters
Breadth, moulded	45.8	meters
Depth, moulded to upper deck at side	26.2	meters
Design draft, moulded	11.5	meters
Summer loaded draft, moulded	11.9	meters
Scantling draft, moulded	12.5	meters
Cargo Containment System	GTT Mark-III Membrane
Minimum Cargo tank capacity (100% at 20[o]C)	174,000	Cubic meters
Boil Off Rate (full cargo)	0.10	Percent/day
Ballast Tank Capacity	59,000	Cubic meters
Air Draft above baseline with radar mast in lowered position	54.4	Meters
Displacement at design draft	116,900	Metric tons
Displacement at summer draft	121,500	Metric tons

(b)	The deadweight capacity (hereinafter called “DWT”) of the Vessel defined in the Specifications, shall be 83,000 metric tons in salt water of 1.025 specific gravity on the design draft (moulded) of 11.5 meters (“Design Draft”).
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Should the final draft on delivery be more than the Design Draft plus or minus any draft changes due to Alterations, as defined in Article XV, a payment for such deficiency shall be allowed, as specified in Article VIII(b).

(c)	The main generator unit for the Vessel shall consist of four (4) dual fuel engines to be assembled and tested by engine supplier having a propulsion shaft power of 21,860 kW at about 82.2 rpm.

(d)	The Vessel is guaranteed to obtain a service speed of 19.5 knots, measured during sea trials as defined in the Specifications.

(e)	The specific fuel consumption of each main generator engine with engine driven pumps shall be measured at manufacturer’s shop trial with 5% tolerance. The figures below shall be based on arithmetic average value of total engines. If the shop trial conditions are different from the conditions below, the results shall be corrected in accordance with the manufacturer’s standards.

Gas operation

Specific energy consumption value at MCR with engine driven pumps shall be 7,300 kJ/kWh, with 1.0g/kWh for pilot fuel.

Operation on back-up fuel: marine gas oil (MGO)

Specific fuel oil consumption value at MCR with engine driven pumps shall be 189g/kWh.

Fuel consumption at MCR shall be measured according to ISO 3046/1-1995, using MGO with lower heat value of 42,700 kJ/kg.

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ARTICLE IV CLASS AND REGULATIONS

(a)	The Vessel, including its machinery, equipment, and outfittings, shall be classed with the American Bureau of Shipping (hereinafter called the “Classification Society”), and shall be built to Class XA1, , Liquefied gas carrier, ship type 2G (Membrane tank, Maximum pressure 25 kPaG and minimum temperature -163[o]C), SFA(40), SH, FL(40), SHDLA, SHCM, HM1+R Bow Slamming Warning, HM2+R Hull Girder Stress, HM3 VDR (VDR with 2 hours UPS backup), RRDA, XAMS, XAPS, DFD, GCU, TCM, NIBS, XACCU, UWILD, PMP, R2, GP, CPS, ENVIRO+, BWE The Vessel shall comply with the applicable laws, rules, and regulations. The Vessel shall also comply with recommendations and requirements set forth in the Specifications including those amendments which are being officially declared, published and ratified by the concerned authority and to be compulsory applied to the Vessel and which shall be brought into force within five (5) years after Contract (as defined in the ABS’s “Summary of SOLAS, MARPOL, Load Line, AFS and BWM Requirements to be Complied with in 2012 and Beyond for All Ship Types - Oct 2012”).

(b)	The Builder, at its expense, shall obtain certificates as provided in the Specifications and deliver such to the Buyer in triplicate (one (1) original and two (2) copies). If formal certificate(s) cannot be obtained upon the Vessel’s Delivery, the Builder may furnish provisional one(s) in substitution for the formal certificate(s). The Builder shall pay the charges for official inspection and certifications required by the Government of Registry specified in Specifications, and the registration of the Vessel shall be the responsibility of the Buyer.

(c)	Any revisions to the drawings set forth in Article II which may be required by the Classification Society shall be implemented by the Builder without any cost to the Buyer; provided that this will only apply to revisions which are based upon standards of the Classification Society in effect on the date of this Contract. In the event that there should be any amendments or additions not identified in the Specifications, following the date of this Contract, to the laws, rules, or regulations of any governmental or regulatory body, or the Classification Society, which require any compulsory revision(s) of or to the Plans and Specifications or to this Contract, the Buyer shall authorize any such revision(s) to

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the Vessel that are necessary to comply with such amendments or additions unless the Buyer shall obtain from such governmental or regulatory body a written waiver of compliance therewith. In the event that Alterations (as defined in Article XV(a)) are required, they shall be handled in accordance with the provisions of Article XV.
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ARTICLE V DELIVERY

(a)	The Vessel shall be delivered to the Buyer (hereinafter called the “Delivery”) fully complete, supplied (including lubricating oil and fresh water in the system but excluding ship’s stores such as food, utensils, miscellaneous consumables, etc.) and ready for immediate operation, after having passed the tests and met the standards set forth in the Specifications and Articles III, IV, and XVII hereof on or before ***** 2016 (hereinafter called the “Delivery Date”). Notwithstanding the foregoing, in the event defects that could affect the Vessel’s seaworthiness or impair the operation of Vessel are discovered after the Vessel has passed the tests and met standards set forth in the Specifications and prior to Delivery of the Vessel, Buyer shall have the right to require the Builder to make the necessary correction(s) at the Builder’s expense prior to Delivery.

(b)	The Builder shall use its best efforts and all due diligence and dispatch, including, but not limited to, the ordering, expediting and inspection of all machinery, parts and materials, to complete and deliver the Vessel on or prior to the Delivery Date.

(c)	The Builder shall assist the Buyer to bunker and store the Vessel (beyond the conditions set forth in Article V(a) above) at Buyer’s expense to be ready for departure. Delivery shall be made at the Shipyard at a wharf side where there shall be sufficient water for the Vessel always to be afloat and from which it can safely depart, or at such other safe and secure place as may be mutually agreed. Upon Delivery, the Vessel shall be free and clear of all liens, encumbrances, taxes and claims of any nature.

(d)	If, at any time, either the commencement of construction, construction or Delivery of the Vessel or any performance required hereunder as a prerequisite to the Delivery thereof is delayed by any of the following events: namely war, acts of state or government, blockade, revolution, insurrections, riots, strikes, sabotage, lockouts or other labor disturbances (excluding disturbances within the control of the Builder), Acts of God, plague or other epidemics, quarantines, prolonged failure or restriction of electric current,
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freight embargoes, earthquakes, tidal waves, typhoons, hurricanes, unusually prolonged or unusually severe weather conditions, destruction of the premises of works of the Builder or its subcontractors, or of the Vessel, or any part thereof, by fire, landslides, flood, lightning, explosion, or other causes beyond the reasonable control of (and not caused by the actions of) the Builder or its subcontractors, as the case may be (collectively called “Force Majeure”), then, in the event of delays due to the happening of any of the aforementioned contingencies, the number of days by which Delivery is late under this Contract (i.e., after the scheduled Delivery Date of the Vessel) shall be reduced, subject to the provisions of this Article V(d), by a period of time which shall not exceed the total number of working days lost due to such delays. Notwithstanding the foregoing, acts of commission or omission (irrespective as to negligence and whether voluntary or compulsory) of employees, independent contractors or subcontractors, representatives, agents, or others engaged by the Builder, including their officers, employees, crews, inspectors, and pilots (whether voluntary or compulsory) shall not excuse the Builder for delay hereunder.

(e)	The Builder shall notify the Buyer in writing within ten (10) days after the beginning of any period of claimed delay as to the facts establishing that the claimed delay is excusable pursuant to Article V(d) and the estimated period of delay. The Buyer shall have the right to verify the basis of the claimed delay and, if there is a disagreement, the issue shall be resolved by arbitration in accordance with the provisions of Article XXV. An extension of the Delivery Date shall only be allowed if the event(s) above designated adversely affects the Delivery Date of the Vessel, as determined on the date that the Vessel is actually delivered. Should the Builder fail to timely give required notice under this Article V(e) demonstrating that the claimed event(s) directly affect the Delivery Date, it shall not be excused for any such delay.

(f)	If, following any notice (oral or written) by Builder of a delay, Buyer determines in its reasonable discretion (taking into account the opinion of Builder), other than due to delays caused by the Buyer, that Delivery of the Vessel will be delayed for any reason whatsoever (including without limitation Force Majeure) for a period of more than two hundred (200) days beyond the Delivery Date, the Buyer shall have the following options:
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i)	to continue this Contract reserving Buyer’s right to liquidated damages for the time period that late Delivery is not excused by Force Majeure (if properly claimed) as provided in Article VIII(a); or

ii)	to cancel this Contract, in which event the Buyer shall be entitled to a refund in accordance with Article VII(g) and no liquidated damages.

If Builder gives Buyer written notice of a delay under Article XXVI, Buyer shall have thirty (30) days to exercise the rights under this subarticle (f) with respect to such delay (though further delays still remain subject to Buyer’s rights under this subarticle (f)).

(g)	i)	Should the Vessel be completed for Delivery before the Delivery Date and the Builder has so informed the Buyer at least four (4) months in advance of the early delivery date suggested by Builder, the Buyer may take Delivery at Buyer’s option, but not earlier than 90 days prior to the Delivery Date, provided that all the terms and conditions of this Contract have been fulfilled.

ii)	If Buyer elects to exercise the option described in (g)(i) above, and if Delivery occurs more than 30 days prior to the Delivery Date, then Buyer agrees to pay Builder an early delivery charge of United States Dollars ***** for each day in excess of 30 days that the Vessel is delivered early, up to a maximum of 60 days (if the Vessel is delivered 90 or more days early). This charge, if applicable, shall be included with other adjustments due with the Final Installment. In no event shall there be any charge for early delivery if the Vessel is delivered less than 31 days early.

(h)	In any case, the Builder shall notify the Buyer the expected approximate delivery date during construction in the following manner:

i.)	Five (5) months prior to the expected delivery date notifying the expected delivery date.

ii.)	Three (3) months prior to the expected delivery date notifying the scheduled delivery date.
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iii.)	One (1) month prior to the expected delivery date notifying the scheduled delivery date.

iv.)	Seven (7) days prior to the expected delivery date notifying the definite delivery date subject to the satisfactory completion of the sea trials, cryogenic trials and gas trials.

(i)	Upon Delivery, the Builder shall furnish the Buyer with the following documents in a form satisfactory to Buyer:

i.)	PROTOCOL recording all trials and tests of the Vessel made pursuant to this Contract and the Specifications.

ii.)	PROTOCOL OF INVENTORY of the equipment of the Vessel, including spare parts and the like, all as specified in the Specifications.

iii.)	PROTOCOL OF CONSUMABLES identifying all fuels, lubricants, consumable stores, fresh water and liquefied gases supplied by Builder and Buyer remaining onboard at Delivery, including the original purchase price thereof.

iv.)	PROTOCOL OF LNG supplied by Builder remaining onboard at Delivery, including the original purchase price thereof

v.)	ALL CERTIFICATES and STATEMENTS OF FACT including the notarized and legalized BUILDER’s CERTIFICATE required to be furnished upon delivery of the Vessel pursuant to this Contract and the Specifications.

vi.)	DECLARATION OF WARRANTY OF FREEDOM FROM LIENS AND CLAIMS of the Builder that the Vessel is delivered to the Buyer free and clear of any liens, charges, claims, mortgages, or other encumbrances upon the Buyer’s title thereto, and in particular, that the Vessel is absolutely free of all burdens in the nature of imposts, taxes or charges imposed by any governmental authorities (local as well as national) including any claim by the Guarantor by reason of its Letter of Guarantee under Article XI (as such terms are defined in such Article) as well as of all liabilities of the Builder to its subcontractors, employees and crew, and of all liabilities arising from the operation of the Vessel in trial runs, or otherwise, prior to delivery.
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vii.)	DRAWINGS AND PLANS pertaining to the Vessel as stipulated in the Specifications.

viii.)	COMMERCIAL INVOICE

ix.)	Notarized and legalized BILL OF SALE

x.)	And such other certificates and documents as the Buyer may request evidencing transfer to the Buyer of a free and clear title in and to the Vessel.

(j)	The Buyer shall remove the Vessel from the premises of the Shipyard within five (5) Business Days after Delivery. If the Buyer does not remove the Vessel from the premises of the Shipyard within the aforesaid five (5) days, the Buyer shall pay to the Builder the direct and documented costs for anchoring the Vessel in a safe anchorage outside the Shipyard’s breakwater, such costs to include moving the Vessel to the anchorage, maintaining the Vessel and restoring the Vessel if necessary. However, the Builder shall take all reasonable steps to minimize such expenses. The maximum period at anchor shall not exceed 3 weeks from Delivery.

(k)	Upon satisfactory completion of the trials as specified in Article XVII, and fulfillment of the terms and conditions of this Contract, the Buyer and the Builder shall execute a PROTOCOL OF DELIVERY AND ACCEPTANCE (hereinafter referred to as “Acceptance”). Upon execution of the Acceptance, title and risk of loss of the Vessel shall pass to the Buyer. As stated above, it being expressly understood that until such Delivery and Acceptance is effected, title to the Vessel and its equipment (except for the Buyer-furnished Equipment subject to the provisions of Article XII), are vested in the Builder and at its risk.
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ARTICLE VI DISCHARGE OF LIENS

The Builder shall, before Delivery, discharge all claims, liens, or right in rem of any kind against the Vessel, including any claims for taxes or by the Guarantor made by reason of its Letter of Guaranty under Article XI hereof, and shall indemnify and hold the Buyer harmless including attorneys’ fees and costs with respect thereto. Upon Delivery, the Builder shall furnish the Buyer with a warranty (as defined in Article V (i)), that the Vessel is free and clear of all liens, encumbrances, taxes, and claims of any nature.

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ARTICLE VII PRICE, PAYMENT, REFUND,
CURRENCY AND PAYMENTS

(a)	Contract Price:

The net purchase price of the Vessel is ***** United States Dollars ***** (hereinafter called the “Contract Price”) to be paid by the Buyer to the Builder for the design, construction and completion of the Vessel and Delivery and Acceptance (exclusive of Buyer-furnished Equipment as provided in Article XII). This Contract Price is subject to change only as expressly provided elsewhere in this Contract. To the extent the Builder might, under any applicable law, regulation, or decree (including those of Korea), have any such right(s) to escalate or change the Contract Price, such right(s) are hereby waived. The Contract Price includes all costs and expenses incurred by the Builder performing calculations for designing and supplying all necessary drawings, certificates and other documents for the Vessel, in accordance with the Specifications.

(b)	Currency:

All payments by the Buyer to the Builder under this Contract shall be made in United States Dollars (“US$”).

(c)	Progress Payment:

The Contract Price shall be due and payable by the Buyer to the Builder in installments as indicated on Schedule 1 attached hereto.

(d)	Method of Payment:

The term “Business Day” as used in this Contract shall be defined as any day except Saturday, Sunday, and legal bank holidays in London, , Monaco, Piraeus, or Seoul.

Except as otherwise specifically provided for in this Article VII, all payments to the Builder due under this Contract shall be paid in United States Dollars by wire to the bank identified in Article VII(d)(i) below.

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i)	First Installment

Within five (5) Business Days after Buyer’s receipt of a photocopy of the Letter of Guarantee issued by the Guarantor under Article XI by facsimile, of which the original shall be simultaneously delivered to Buyer in accordance with Article XXVI, the Buyer shall remit by wire transfer the First Installment in the amount set forth in Schedule 1 to Kookmin Bank, Samsungtown Corporate Banking Branch, Seoul, Korea (BIC:CZNBKRSE, A/C No.978268-01-700015) with CITI Bank, New York (BIC:CITIUS33) in favor of Samsung Heavy Industries Co., Ltd., or to such other bank which the Builder may designate in writing at least ten (10) days in advance of the Initiating Event defined in Schedule 1, in favor of Samsung Heavy Industries Co., Ltd (hereinafter called the “Builder’s Bank”) under advice by authenticated cable or facsimile to the Builder’s Bank.

ii)	Second, Third and Fourth Installments

Each installment shall be payable when Buyer receives, from Builder, notice, certified by the Classification Society and Buyer’s Representative, that the Initiating Event identified in Schedule 1 has occurred. Buyer shall remit installments by wire transfer to the Builder’s Bank. Notwithstanding the foregoing, Buyer shall not be deemed to be in default if Buyer is able to provide evidence to Builder that the payment was made within one Business Day of the Initiating Event.

iii)	Final Installment

The Final Installment shall be deposited with the Builder’s Bank by telegraphic transfer remittance at least three (3) Business Days prior to the scheduled Delivery of the Vessel notified by the Builder, with instructions that the said installment is payable to the Builder against presentation by the Builder to the Builder’s Bank of a duplicate original copy of the Protocol of Delivery and Acceptance of the Vessel signed by the Builder and the Buyer. Such deposit shall be on terms that if the duly executed Protocol of Delivery and Acceptance of the Vessel has not been submitted to the Builder’s Bank within seven (7) days,

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the deposit shall be returned to the Buyer together with any interest accrued thereon.

The Final Installment shall be adjusted as set forth below:

A.	any adjustments or payments due from the Buyer to the Builder at the time of Delivery and Acceptance in accordance with the terms of this Contract, including payment for any additional Alterations (as such term is defined in Article XV hereof), for which extra payments have been agreed under Article XV(b).

B.	any adjustments, savings, credits, or payments including but not limited to liquidated damages due from the Builder to the Buyer at the time of the Vessel’s Delivery pursuant to the provisions of this Contract,

C.	any adjustment resulting from settlement of the costs of any LNG, fuel oil, lubricating oils and greases (except in the Vessel’s systems) or unbroached consumable stores (furnished by Builder for trials), and remaining on board the Vessel after acceptance of the Vessel by Buyer, at the cost thereof to either the Builder or Buyer as may be applicable.

Not later than five (5) Business Days prior to the scheduled date for Delivery, the Parties hereto shall execute and deliver an agreement setting forth the ascertained adjustments of the Contract Price, if any, known at the time. It is the intention of the Parties to settle all amounts prior to Delivery and Acceptance.

It is understood, however, that any net, after setoff, outstanding adjustments and settlements by either party to the other, not determined prior to Delivery, shall be payable when determined as soon as possible after Delivery; in no event shall Delivery of the Vessel be delayed pending final determination of any such adjustments and settlements. Any disputes as to adjustments shall be settled in accordance with Article XXV.

iv)	Default Interest and Others

In the event of default in the payment of any installments in the above Paragraphs (i), (ii), and (iii), the Buyer shall pay any default interest, charges and expenses in accordance with Paragraph (b) of Article IX hereof.

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(e)	Notice of Payment on or before Delivery:

With the exception of the first installment, the Builder shall give the Buyer seven (7) Business Days’ prior notice by facsimile of the anticipated due date and amount of each installment payable on or before Delivery of the Vessel.

(f)	Expenses:

Expenses and bank charges for remitting payments and any expenses and fees connected with such payment shall be for account of the Buyer, except for any bank charges incurred by receiving Bank or the Builder’s bank.

(g)	Refund:

All payments made by the Buyer hereunder in United States Dollars and prior to the Delivery and Buyer’s acceptance of the Vessel shall be in the nature of installments to the Builder. In the event that the Vessel is rejected by the Buyer or this Contract is terminated by the Buyer, in accordance with the terms of this Contract, or the terms of Article XX(c) are triggered, then, and in any such event the Builder shall refund to the Buyer the full amount of all sums paid by the Buyer to the Builder including but not limited to the cost of Buyer-furnished Equipment, together with interest thereon at the rate of LIBOR (the rate which appears on the display designated as the British Bankers’ Association Interest Settlement Rate as quoted on the relevant page of the Telerate Monitor, currently page 3750, for deposits in United States Dollars for a six month period, determined at 11:00 am London time, as quoted on the date from which interest is accrued under this Contract)(hereinafter called “LIBOR”) plus 1.5 percent per annum from the date of payment to the date of remittance by wire transfer of such refund. Such refunds by the Builder to the Buyer shall forthwith discharge all obligations, duties, and liabilities of each of the Parties hereto to the other under this Contract.

Any and all refunds made to the Buyer under this Article VII(g) shall be due and payable in United States Dollars. Throughout this Contract, whenever interest is due on any amounts to be paid or refunded by either party, said interest shall be calculated as simple interest, based on the actual number of days divided by 360.

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All refunds made by the Builder to the Buyer under this Contract shall be paid in United States Dollars by telegraphic transfer to the Buyer’s account or its assignee’s account as set forth in a written notice to the Builder from such party.

(h)	Builder Default

Should any event occur which will result in the Builder failing to proceed with the construction of the Vessel with all reasonable dispatch or to comply with its material obligations under this Contract, the Buyer will be entitled to terminate this Contract in accordance with Article VII(g).

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ARTICLE VIII ADJUSTMENTS TO CONTRACT PRICE

(a)	Delayed Delivery Price Adjustment:

i)	No payment shall be made by the Builder to the Buyer for a delay in the Delivery of the Vessel of up to thirty (30) days beyond the Delivery Date as specified in Article V(a), and as may be adjusted under the provisions of Article IV(c), IX(b), XII, or XV(b).

ii)	If the Delivery is delayed more than the aforesaid thirty (30) days, the Builder shall pay the Buyer, as liquidated damages (not as penalty), the amount of United States Dollars ***** for each calendar day of delay beyond the aforesaid thirty (30) days up to and including two hundred (200) days after the Delivery Date and the Contract Price shall be reduced by the amount of such liquidated damages.

iii)	Under the conditions set forth in Article V(f), if Delivery of the Vessel is delayed for a period of more than two hundred (200) days beyond the Delivery Date, the Buyer may reject the Vessel or, alternatively, the Buyer may accept the Vessel with a longer delay in Delivery at an agreed future date for delivery and upon reduction in the Contract Price. The Buyer shall make such election to delay Delivery with liquidated damages or reject the Vessel within fifteen (15) days following expiration of the two hundred (200) days following the Delivery Date. If the Buyer does not make an election within fifteen (15) days as provided, the Buyer shall be deemed to have not rejected the Vessel and to have agreed to permit delayed Delivery and the payment of liquidated damages by Builder. The Parties shall negotiate in good faith the amount of these liquidated damages, which shall in no event be less than as would be the case for a delay of one hundred and seventy days counting from midnight of the thirtieth (30th) day after the Delivery Date (the “Floor”) at the above specified rate of reduction.

iv)	In the event that the Buyer elects to reject the Vessel as allowed under this Article VIII(a), the Builder shall immediately repay to the Buyer the amounts set forth in Article VII(g), whereupon this Contract shall terminate and such payment shall forthwith discharge all obligations, duties and liabilities of each party hereto to the other under this Contract.
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v)	The liquidated damages calculated under this Article shall be reduced by the number of days excused for Force Majeure under Article V(d) for which proper notice was given under Article V(e). Such Force Majeure offset shall be applied prior to applying the Floor in subarticle (a)(iii).

(b)	Performance

i)	The Builder warrants that the Vessel shall be built so that it meets the “Performance Criteria” listed in the table below.

ii)	If at Delivery with respect to all Items in the table immediately below except for Boil Off Rate, or at an agreed time after Delivery with respect to Boil Off Rate, the Vessel does not meet the Performance Criteria within the “Allowable Margin” specified in the following table, the Builder shall pay the Buyer liquidated damages (not as a penalty) in U.S. Dollars, an amount calculated by multiplying the actual excess or deficiency outside the allowable margin by the appropriate “Liquidated Damages Payable for Performance Outside Allowable Margin” in the following table.

Item	Performance Criteria	Allowable Margin	Liquidated Damages Payable for Performance Outside Allowable Margin	Maximum Excess or Deficiency
Design Service Speed	Min. 19.5 knots	0.2 knots	US$ *****	0.5 knots deficiency
Specific Fuel Consumption (each fuel mode)	Gas Operation: 7,300 kJ/kWh, with 1.0g/kWh for pilot fuel	5% excess	US $ *****	10% excess
Back-up fuel (MGO) operation: 189 g/kWh
Gross Cargo Tank Capacity	Min 174,000 M3	300 M3	US $ *****	1000 M3 deficiency
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Item	Performance Criteria	Allowable Margin	Liquidated Damages Payable for Performance Outside Allowable Margin	Maximum Excess or Deficiency
Boil Off Rate (full cargo)	Max0.1% per day laden	0.005%	US $ *****	0.02% excess
Design Draft	Max 11.5 meters	5 cm	US $ *****	10 cm excess

Notes	Relevant Specification Section
Design Service Speed	Chapter 0 Section 021
Specific Fuel Consumption	Chapter 0 Section 022
Gross Cargo Tank Capacity	Chapter 0 Section 015
Boil-Off Rate	Chapter 0 Section 010 Chapter 3 Section 303 and the latest version of Gaz Transport & Technigaz External Number 1392
Design Draft	Chapter 0 Section 012 Chapter 0 Section 041

If any deficiency is greater than the Maximum Excess or Deficiency specified in the preceding table, and Builder is unable to rectify such deficiency Buyer may reject the Vessel or, alternatively, Buyer may accept the Vessel as is, upon payment by Builder of liquidated damages (not a penalty) calculated by multiplying the appropriate “Maximum Excess or Deficiency” by the “Liquidated Damages Payable for Performance Outside Allowable Margin” Buyer shall make such elections within fifteen (15) days following receipt of a notice from Builder stating that Builder is unable to rectify a deficiency or excess which shall be expeditiously provided to Buyer after the associated trials.

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iii)	No payment shall be made for any increase in the speed of the Vessel

iv)	Schedule of Payments due to Price Adjustments:

All payments due to price adjustments, if any, pursuant to this Article VIII shall be made on the Delivery Date in accordance with Article VII(d)(iv) except for Boil Off Rate Liquidated Damages, if any.

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ARTICLE IX DEFAULT IN PAYMENT

(a)	The Buyer shall be deemed to be in default in the event that it should fail to make any payment with respect to the Contract Price, when due and payable as provided in Article VII.

(b)	If the Buyer is in default as provided herein, then, and in such event, the Buyer shall, commencing with and including the day next following the payment date, pay interest on the payment which has not been paid to the Builder from the date when it should have been paid at the rate of LIBOR plus 1.5% per annum from and including such day until paid. If such default continues for more than five (5) Business Days, then the Delivery Date shall be extended by one day for each day the Buyer remains in default thereafter, hereunder.

(c)	Subject to the provisions of Article IX(b), if any such default shall prevail for more than fifteen (15) Business Days, the Builder shall have the option of canceling this Contract, by giving written notice of said cancellation to the Buyer within seven (7) Business Days following this fifteen (15) Business Day period and retaining, as security for the payment of its legal damages, any and all funds then paid to it by the Buyer, and the Builder shall have a right to sell the Vessel at the best price available at a public or private auction, advertised internationally, including an invitation to the Buyer to participate, but otherwise on customary terms and conditions as the Builder may reasonably determine, and any resulting losses to the Builder shall be an element of legal damages. If the proceeds of the sale are insufficient to compensate losses to the Builder due to the Buyer’s default, the Buyer shall promptly pay the deficiency to the Builder on demand. If the Vessel is sold for more than the Contract Price, the Buyer shall receive any such excess the Builder receives, after reasonable and customary service fees have been deducted.
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ARTICLE X BUILDER’S PAYMENT AND REPAYMENT, AND
INTEREST THEREON

(a)	Any payments or repayments required to be made by the Builder to the Buyer under this Contract shall be made as provided for in Article VII(g). The Buyer shall receive the gross amount of the principal and interest due. Any applicable withholding tax payments shall be paid by the Builder.

(b)	If the Builder is required to make payment to the Buyer of any moneys as liquidated damages under this Contract, the Builder shall pay such amounts to the Buyer at Delivery of the Vessel. However, should this payment be delayed, there shall be added to each such payment interest at the rate of LIBOR plus 1.5% per annum from the date the said payment becomes due until paid.

(c)	Set-off

Notwithstanding anything herein contained to the contrary, either party hereto may set off against any moneys due and payable to the other by such party hereunder.

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ARTICLE XI BANK GUARANTEE

Within three (3) weeks after signing this Contract, the Builder shall, at its cost, furnish the Buyer with a “Letter of Guarantee” given by Kookmin Bank (hereinafter referred to as “Guarantor”) or an international bank with a long term credit rating of “A-“ or better by Standard & Poors’ or Fitch (or if either such agency changes its rating system, the equivalent rating applied by such agency at such time) that is acceptable to Buyer, to the Buyer substantially in the form of Appendix A attached hereto. The Letter of Guarantee shall guarantee payment to the Buyer in United States Dollars, at such place as the Buyer or its assignee may designate, of all sums payable or repayable by the Builder to the Buyer under this Contract (including liquidated damages, if applicable) with interest thereon as provided in Article VII(g), upon receipt by said Guarantor from the Buyer of a written claim that it is entitled to such payment or repayment and that the Builder has failed to make same.

Within three (3) weeks after signing this Contract, the BUYER shall provide the BUILDER with a parent company guarantee in the form of Appendix D attached hereto to secure due and faithful performance of the BUYER’s contractual obligations including without limitation to, prompt payment of the Contract Price to the BUILDER.

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ARTICLE XII BUYER-FURNISHED EQUIPMENT

The Contract Price for the Vessel is exclusive of the costs of equipment specified in the Specifications as the “Buyer-furnished Equipment” (and hereinafter so referred to), which shall be supplied and delivered by the Buyer to the Builder, at the Shipyard and at the Buyer’s cost and expense. The Builder shall undertake to install the agreed Buyer-furnished Equipment without extra cost to the Buyer, provided that they are delivered by the Buyer to the Builder in sufficient time to permit installation without delaying construction of the Vessel.

Delivery of the Buyer-furnished Equipment shall be in accordance with a reasonable time schedule, designated by the Builder and made available to the Builder prior to the start of any impacted construction activity for the Vessel. Should any or all of the Buyer-furnished Equipment arrive late and should the Builder and Buyer mutually agree to have Builder install those Buyer-furnished Equipment so delayed, any change in construction time directly resulting from such late arrival shall accordingly extend the Delivery Date. Furthermore, if the delay in the Buyer-furnished Equipment should exceed thirty (30) days, the Builder shall be entitled to proceed with the construction of the Vessel, either without installation of such Buyer-furnished Equipment in or onto the Vessel, or using equipment (of comparable performance and quality to what the Buyer would have supplied) supplied by the Builder, without prejudice to the Builder’s right to extend the Delivery Date and to compensation for losses and damages as hereinabove provided, and the Buyer shall not be entitled to reject the Vessel for failure to install Buyer-furnished Equipment. All the Buyer-furnished Equipment shall be subject to the Builder’s reasonable right of rejection in the event the same are found to be unsuitable or not in proper condition for installation. The Builder shall not be responsible for the quality or capacity of the Buyer-furnished Equipment and shall not be liable for any defect in the Buyer-furnished Equipment; however, the Builder shall receive and upon receipt safely store and insure, against loss or damage, all the said Buyer-furnished Equipment. Any technical assistance, information and/or royalties required for the installation of the Buyer-furnished Equipment shall be the responsibility of the Buyer. Both Parties clearly understand that the provisions of this Article XII shall not apply to machinery or equipment other than those specified in the Specifications as the Buyer-furnished Equipment.

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ARTICLE XIII INSURANCE

(a)	Without in any way limiting Builder’s liability pursuant to this Contract, Builder shall, at its own expense, maintain the following insurance and all other insurance that may be required under the laws, ordinances and regulations of any relevant governmental authority, with companies and on terms satisfactory to Buyer with the Builder’s sole discretion subject to Buyer’s reasonable review of Builder’s financial condition:

i)	Workers’ Compensation and Employer’s Liability Insurance, including insurance covering liability (if applicable) under the Jones Act. Builder warrants that the limit of insurance for Employer’s Liability shall be based on local employee wages/salary in accordance with local law and regulation.

ii)	Builder’s Risk Insurance covering the Vessel and all machinery and equipment, appurtenances and outfits, including the Buyer-furnished Equipment built into or installed in or upon the Vessel, against all risk under the “Institute Clauses for Builder’s Risk,” including the following:

A.	Institute War Clauses Builder’s Risk (1/6/88) and Institute Strikes Clauses Builder’s Risk (1/6/88).

B.	Collision Liability.

C.	Protection & Indemnity

with Samsung Fire and Marine Insurance Company or its equivalent first class Korean insurance company. The amount of such insurance shall, up to the date of Delivery of the Vessel, not be less than the aggregate amount of all payments paid by the Buyer to the Builder, plus the value of agreed Alterations at the time of launching and of the Buyer-furnished Equipment in the custody of the Shipyard. From the time of arrival to the time of launching, any losses and damages to the Buyer-furnished Equipment shall be covered, without a deductible, by the Builder’s Insurance policy against the Shipyard.

iii)	Commercial General Liability (Bodily Injury and Property Damage) Insurance with a limit of not less than US $10 million per occurrence including the following supplementary coverages:

A.	Explosion, collapse and underground hazard coverage
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iv)	Hull and Machinery Insurance, including collision liability, on all vessels and barges, if any, used by Builder in the performance of this Contract with a limit equal to or greater than the fair market value of each vessel and barge.

v)	Protection & Indemnity Insurance, including coverage for excess collision liabilities, pollution liabilities and injuries to or death of masters, mates and crews for all vessels used by Builder in the performance of this Contract. The limit of such insurance shall not be less than US $10 million per occurrence.

vi)	Policy Endorsements: The above insurance shall provide Buyer with 30 days’ written notice prior to the effective date of any cancellation of the insurance. The insurance specified in Article XIII(a)(ii) shall name Buyer as an additional insured and as a Loss Payee for its respective interest. The insurance specified in Article XIII(a)(i) and (iv) shall contain a waiver of subrogation in favor the Buyer and the insurance specified in Article XIII(a)(iii) and (v) shall name the Buyer as an additional insured with respect to operations performed hereunder. Any coverage provided Buyer by Builder’s insurance, shall be primary to any other insurance carried by Buyer.

vii)	Evidence of Insurance: Builder shall, before commencing work, provide Buyer with certificates or other documentary evidence satisfactory to Buyer of the above insurance and endorsements.

(b)	In the event that the Vessel shall be damaged from any insured cause other than the Builder’s default at any time before Delivery of the Vessel, and in the further event that such damage shall not constitute an actual or constructive total loss of the Vessel, the amount received in respect of the insurance shall be applied by the Builder in repair of such damage, satisfactory to the Classification Society and other concerned regulatory bodies, and the Buyer shall accept the Vessel under this Contract if completed in accordance with this Contract, the Specifications, and Plan, subject, however, to any applicable extension of Delivery time under Article V(d) hereof.

Should the Vessel from any cause other than the Builder’s default become an actual or constructive total loss, the Builder and the Buyer will, in good faith, consult and reach mutual agreement to:

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i)	proceed in accordance with the terms of this Contract, in which case the amount received in respect of the insurance shall be applied to the construction and repair of damage to the Vessel, provided the Parties hereto shall have first agreed thereto in writing and to such reasonable extension of Delivery time as may be necessary for the completion of such reconstruction and repair; or

ii)	refund promptly to the Buyer, in accordance with Article VII (g), the full amount of all sums paid by the Buyer to the Builder in advance of Delivery of the Vessel, and deliver to the Buyer all Buyer-furnished Equipment (or the insurance proceeds paid with respect thereto), in which case this Contract shall be deemed to be automatically terminated and all rights, duties, liabilities and obligations of each of the Parties to the other shall forthwith cease and terminate.

(c)	The Builder shall be under no obligation to insure the Vessel hereunder after Delivery of the Vessel.
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ARTICLE XIV BUILDER’S GUARANTEE

(a)	Builder shall guarantee the Vessel in accordance with the terms and conditions of this Contract (hereinafter called the “Guarantee”). If, within twenty-four (24) months, or such longer period as might be specified with respect to certain equipment or machinery in the Specifications or in this Article XIV (hereinafter called the “Guarantee Period”) after the Delivery and Acceptance of the Vessel, any defect in the Vessel (except the Buyer-furnished Equipment), its design, machinery, equipment, or other appurtenances, due to defective materials or workmanship, or failure to construct in conformity with the Plans and Specifications (all hereinafter referred to as “Guarantee Defects”), shall be discovered (other than defects solely due to normal wear and tear, negligence or improper acts of the operator or crew of said Vessel, or overloading, improper loading, stowage, and accident), the Builder shall as quickly as possible after receipt of the Buyer’s written notice thereof, correct, replace, or repair such defect at its own expense at its Shipyard; provided that if, in the Buyer’s opinion, the Vessel cannot conveniently be brought to the Shipyard, and if no other agreement can be reached between the Parties, the Builder shall pay to the Buyer the reasonable cost of making repairs or replacements in a first class shipyard, at the prices prevailing at the time such repairs or replacements are made.

The ballast tank coatings shall be guaranteed for twenty-four (24) months after Delivery by the Builder and for a further thirty-six (36) months by the paint manufacturer.

Builder guarantees the cargo containment system against any design or construction defect or failure for sixty (60) months after Delivery.

Replacement parts or materials to be furnished to the Buyer by Builder for making of repairs under this Guarantee which are performed other than at the Shipyard or in such other facility of the Builder shall be transported to the place of repair at the Builder’s expense.

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In principle, such transportation shall be by the most expeditious public surface transportation. If required to keep the Vessel in operation, the Builder shall arrange for and bear the cost of transporting necessary parts or materials by air transportation. The Builder shall in every case use its best efforts to expedite the furnishing to the Buyer of replacement parts or materials required under this Guarantee.

Technicians and specialists necessary to perform repairs under the Guarantee are to be furnished by the Builder at the Builder’s expense, including transportation costs to and from the Vessel in case that the Buyer and the Builder mutually agree or such repairs seriously affect the operation of the Vessel. Repairs under this Article are guaranteed for the balance of the period set out in paragraph (a) of this Article; however, major repairs shall be guaranteed for the longer of (x) the balance of the period set out in paragraph (a) of this Article, or (y) two (2) months from the date of completion of such major repairs, but in no event longer than twenty-six (26) months after the Delivery Date. For purposes of this paragraph, “major repairs” shall be any repair costing more than Thirty Five Thousand United States Dollars (US$ 35,000).

If a Guarantee Defect can be repaired or replaced by the Vessel’s crew, the Buyer will give prior notice to the Builder of such defect, and upon the Builder’s acceptance that the Buyer may remedy such defect, the Builder will reimburse the Buyer for the incremental costs of the crew’s labor so incurred, or the cost of such labor at the Builder’s Shipyard, whichever is the lesser, excluding normal maintenance. Guarantee Defects that affect the safety of the Vessel or crew and/or constitute an emergency, shall be repaired either by the crew or the Buyer-selected contractor in a reasonable manner under the circumstances without the Builder’s prior approval, and the Builder shall be notified as soon as possible after the repairs are undertaken and such repair work will be subject to mutual agreement between the parties; provided any such repair work shall not adversely affect any provisions of this Article XIV as to any other Guarantee Defect. In any case, the Builder shall also reimburse the Buyer for the actual cost, in the currency incurred, of any temporary repairs necessary to enable the Vessel to present itself for permanent repairs.

Builder’s liability for defects in the Vessel, its machinery, equipment or other appurtenances, shall be as provided in this Article XIV, and the Builder shall be under no

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obligation for defects in workmanship or contractor supplied materials in any part of the Vessel which have been replaced or in any way repaired by any contractor, unless such contractors have been appointed or approved by the Builder, such appointment or approval not to be unreasonably withheld or delayed. In no event shall the Builder be liable for any consequential damages or for any loss of hire or time in operation on repair of the Vessel. The Parties hereto agree that there are no warranties intended or given, which extend beyond those specified in this Contract, and that the provisions of this Article XIV exclude and negate any warrantee, express or implied (including any implied warranty of merchantability or fitness for particular purpose), or other or responsibility or liability imposed by law, statute, or otherwise with respect to the Vessel.

(b)	For the detection of any underwater Guarantee Defects, which cannot be detected while the Vessel is afloat, the Buyer at its expense may drydock the Vessel within the Guarantee Period. The Buyer shall pay, at its expense, the haul day and lay days required to accomplish the Vessel’s normal drydocking maintenance. However, if any underwater Guarantee Defects are discovered, and the correction of which requires additional drydocking time, the Builder, in addition to the cost of correcting Guarantee Defects, shall also pay the drydocking charge for the additional days spent in the drydock, if any.

Alternatively, the Buyer may choose to conduct an underwater survey in lieu of drydocking within the Guarantee Period to determine if any defects exist as to any area of the Vessel, which is below the waterline for the Vessel. If any underwater Guarantee Defects are found, the Builder shall pay to correct the defects at Vessel’s first drydocking. In addition to remedying the Guarantee Defects, the Builder shall pay the drydocking charge for each additional day beyond those needed for routine maintenance.

The Buyer shall notify the Builder of the time and place of any drydocking or underwater survey for the purpose of discovery of underwater Guarantee Defects so that the Builder may attend at its own expense, if it so desires.

Notwithstanding the foregoing, if at any time during Guarantee Period it becomes necessary to drydock the Vessel for correction of any Guarantee Defects, the cost of the entire drydocking as well as the cost of remedying Guarantee Defects shall be at the

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expense of the Builder; provided that if any work is carried out for the Buyer during such drydocking, the Buyer shall pay the drydocking charge for the additional days spend in the drydock, if any.

(c)	The Buyer shall notify the Builder in writing, or by facsimile, of any defects for which claim is made under this Guarantee within a reasonable time after the discovery thereof. The Buyer’s written notice shall describe in detail the nature and ascertainable cause and extent of the defects. The Builder shall in any event have no obligation in respect of any defects, unless notice of such defects is received by the Builder not later than fourteen (14) days after the expiry of the Guarantee Period.

(d)	Upon Buyer’s request the Builder shall assign a “Guarantee Engineer” to the Vessel, who shall be fully conversant with the construction and maintenance of the machinery, for a period of three (3) months following Delivery. At the option of the Buyer, the Buyer may request the services of the Guarantee Engineer for an additional period of up to six (6) months beyond the initial three (3) months.

While said Guarantee Engineer shall remain the employee of the Builder, he shall sign the Vessel’s Articles, be accorded the status of chief engineer, and shall receive from the Buyer free lodging, board, medical care, and communication services equal to one of the Vessel’s officers, and if required, free passage to Korea. The Buyer shall pay to the Builder for the services of the Guarantee Engineer the sum of Five Thousand United States Dollars (US$5,000) per month as compensation for the services of the Guarantee Engineer. The detailed terms and conditions on assignment of the Guarantee Engineer shall be the subject of a separate agreement to be executed on or before the date of Delivery.

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ARTICLE XV ALTERATIONS AND APPROVALS

(a)	The Builder shall not depart from the requirements of the Plans and the Specifications unless such departure is approved in writing by the Buyer, but the Buyer may, subject to the remaining terms and conditions of this Article, correct any errors or omissions in and/or make deletions from, or additions to, the Plans and the Specifications (such corrections, deletions, modifications, changes, and additions hereinafter also called the “Alterations”).

(b)	The Alterations requested in writing by the Buyer, or required under the provisions of Article IV(c), shall be carried out by the Builder, provided such Alterations are reasonable with respect to the design of the Vessel. Prior to performing any Alterations, the Buyer shall have first agreed in writing to an adjustment of the Contract Price, if any, the date of Delivery, if any, alteration in Design Draft, if any, and other terms of this Contract or the Specifications as may then be necessary. If the Parties are unable to agree as to these adjustments, the dispute shall be resolved by arbitration in accordance with the provisions of Article XXV. All payments (or credits), if any, resulting from Alterations as may be agreed as set forth herein, shall be included in (or off-set from) the invoice for the payment due the Builder at Delivery, as set forth in Article VII(d).

(c)	Notwithstanding the foregoing, the Builder may, and is encouraged to, propose Alterations as innovations and improvements for the Vessel in technology either as design developments, improved constructability of the Vessel or advances in shipbuilding technology, particularly in sectors of shipbuilding subject to rapid advances such as environmental protection, electronics, controls, communications, navigation etc. Such Alterations shall be proposed by the Builder in writing and agreed to between the Builder and the Buyer as provided in paragraph (b) above.

(d)	The drawing approval shall be carried outincluding specific requirement for drawing approval from the Class and/or Authority concerned. All of the Builder’s drawings and equipment specifications as specified in the Specifications shall be submitted to the Buyer or its designated agent, at the address set forth in Article XXVI, or as may be designated by the Buyer as the address of its agent, for handling in accordance with the
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Specifications before major work associated with these drawings and equipment specifications is commenced. Buyer or its agent shall give Builder notice of approval or disapproval of such drawings and equipment specifications within thirty (30) calendar days of receipt thereof by the Buyer, except the plans which are critical to the design schedule and agreed by the Buyer shall be returned within fourteen (14) days. It is understood that the Buyer may reserve comments upon or remarks with respect to the drawings and specifications at the time of their approval, and details concerning construction and/or outfitting may be discussed and agreed upon between the Builder and the Buyer or its agent since such prompt approval is essential to timely Delivery. All drawing approval procedures shall be done per the Specifications. Approval by Buyer shall not have the effect of reducing or modifying any obligations of Builder under this Contract or limiting the rights of Buyer otherwise provided herein.

The plans submitted for approval shall be deemed to have been approved without any comment when the Buyer does not dispatch the plans within thirty (30) calendar days, except fourteen (14) calendar days for those agreed by the Buyer, counting from the date of arrival at the Buyer’s office. Builder will give Buyer advance notice in the event that no plan comment has been received prior to the end of the 30 day review period.

Copies of all significant correspondence to and from the Classification Society and the regulatory authorities referred to in the Specifications, together with all Plans approved by the Classification Society, shall be furnished to the BUYER by the BUILDER as soon as practicable upon dispatch and receipt.

Buyer to have access (status information and read only) to Class design data base (O2E) during design and construction.

On board test method and sea/ gas trials procedures, spare parts lists / inventories and Inspection and Testing Plan should be submitted to Buyer for review and approval 3 months prior to respective tests.

(e)	In the event that any of the materials required by the Specifications and the Plans, or otherwise under this Contract, for the construction of the Vessel cannot be procured in time to effect Delivery, or are in short supply, the Builder may, provided the Buyer so
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agrees in writing, supply other materials capable of meeting the requirements of the Classification Society and the Rules, Regulations, Requirements and Recommendations with which the construction of the Vessel must comply at no additional cost to the Buyer.

(f)	In case any additional steel is required as a result of Buyer and/or Classification Society’s required modifications within the period from signing of this Contract until the completion of hull structure design, the steel price shall be fixed at United States Dollars Eight Hundred Thirty (US$ 830) per metric ton.
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ARTICLE XVI INSPECTION

(a)	The Buyer may assign, at its own cost and expense, one or more representatives (herein called individually or collectively the “Representative”) to be stationed at the Shipyard, one of whom will be designated the Buyer’s “Construction Manager.” The scheduled arrival date of the Construction Manager at the Shipyard will be provided to the Builder within twelve (12) months of Contract signing. In order to permit inspection of the work, the Buyer, or its Representative, shall have free access, during working hours or outside working hours, to the Shipyard and to all of the Builder’s (including subcontractors) drawing offices and workshops where the Vessel or its parts are being designed and/or manufactured. The Builder shall take immediate remedial action as to any valid and reasonable criticism of, or exception made as to, the material or workmanship by the Buyer or its Representative.

Valid and reasonable criticism or exceptions shall refer to non-conformity with this Contract, Plans, Specifications, good shipbuilding practice, or unsafe working conditions for the Buyer or its Representative. If the Builder so requests, or the Buyer so desires, the Buyer or its Representative shall specify such criticism or exception in writing. The Representative shall make every effort to carry out inspections as scheduled by the Builder, providing the procedures specified in the Builder’s “Quality Management System” (“QMS”) included in the Specifications, are followed. The Representative and Builder shall utilize the previously mentioned “QMS” to record inspection results and resolve the Buyer’s comments, if any.

Notwithstanding anything to the contrary in this Contract, inspection and/or approval by Buyer shall not have the effect of reducing or modifying any obligations of Builder under this Contract or limiting the rights of Buyer otherwise provided herein.

(b)	At a minimum, for the period from one month before steel cutting until one month after Delivery, Builder shall provide to Buyer, at no additional cost, in a location that permits safe, secure and reasonable access to work areas, suitably lighted, heated and air conditioned facilities, including but not limited to:
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-	office space for up to 12 persons,

-	four (4) private telephone lines,

-	one (1) private facsimile telephone line,

-	one (1) direct broad band line and appropriate modem for connection to an Internet Service Provider (ISP),

-	telephone handsets,

-	facsimile machine,

-	file cabinets,

-	desks, chairs, drawing tables, etc.

-	additional office space for Vessel’s crew during latter part of Vessel’s construction with broadband local area network (LAN) line to the Representative’s main office,

-	office cleaning services,

-	clean boiler suit service, hardhats,

-	safety shoes, safety goggles, ear protection plugs and other normal services,

-	sanitation facilities, changing rooms,

-	labor and material necessary for the safe and convenient conduct, in the Shipyard, of such inspection(s).

-	noon meals for the Representatives free of charge for a maximum of twelve (12) persons at the Builder’s employee restaurant while work is proceeding under this Contract.

The Builder shall also provide apartments furnished to Western standards, in the Builder’s practice, for the Buyer’s Construction Manager and ten (10) other Representatives at the Buyer’s expense. If the Buyer requests Builder to provide the Buyer with special furniture and facilities beyond the Builder’s practice, any additional costs there from, if any, shall be borne by the Buyer.

The Builder shall also arrange for the Buyer, or its Representative, to have free access to the drawing offices and workshops of subcontractors and suppliers engaged by the Builder. All salaries and personal expenses of said Representative, or others employed

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by the Buyer, shall be for the Buyer’s account. International and long distance telephone/facsimile charges, postage, cable charges and other miscellaneous expenses incurred by the Representative shall be for the Buyer’s account.

(c)	Builder shall give the Buyer notice of any scheduled tests and inspections in accordance with the Specifications.

Buyer may elect not to personally attend any such inspections. The consequences of such action shall be per the Specifications.

(d)	The BUILDER shall submit to the BUYER each month, commencing on the date falling one month before steel-cutting under this Contract until Delivery, the following documentation, the accuracy of which the BUILDER hereby warrants:

(i)	a status report on the VESSEL’s construction as compared with the Milestone Event Dates including an updated detailed critical path;

(ii)	a report setting out the actual progress in performance of thisContract during the previous month, including comparison with the Milestone Event Dates;

(iii)	a list of Modifications (if any) agreed or resolved by an expert during the previous month, including adjustments to the Contract, if any, agreed or resolved by such expert;

(iv)	a report on the delivery of sub-contracted materials during the previous month.
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ARTICLE XVII TRIALS

(a)	When construction, fitting out and testing of the Vessel have been substantially completed, the Builder shall carry out in strict compliance with the Specifications, all cryogenic trials, gas trials, sea trials, tests and commissioning of the various machinery and equipment which are detailed for subsequent vessels as specified in the Specifications so as to demonstrate that such machinery and equipment are in accordance with the requirements of the Specifications, and shall further demonstrate that the Vessel and all systems function properly.

The Builder shall notify the Buyer at least two (2) weeks prior to the trial dates that the Vessel shall be ready for its trials, and the Buyer shall promptly acknowledge receipt of said notices, and said trials shall be carried out in accordance with this Article XVII and the Specifications at the Builder’s sole risk and expense, but in the presence of the Surveyor and the Representatives, in order to ascertain whether said Vessel complies with this Contract. The Builder shall provide fifteen (15) berths on board the Vessel for the Buyer’s Representatives during trials. The said trials shall be carried out regardless of whether or not the Representatives attend. Failure of the Buyer and/or its Representative to attend said trials of the Vessel, after due notice to the Buyer as provided herein, shall be deemed to be a waiver by the Buyer of its right to have the Buyer and/or its Representative on board the Vessel at the trials. In such case, the Buyer shall accept the results of the trials on the basis of the Builder’s statement, certified by the Classification Society. The Builder shall be responsible for all acts or omissions (whether negligent or not) of its employees or representatives, including its officers, crew and pilots, or any compulsory pilots or inspectors required for the trials. The said trials shall be conducted in accordance with the Specifications. Unless the said trials reveal deficiency(ies) and/or failures and therefore valid complaints as to the fulfillment of this Contract, the Vessel shall be delivered as provided for in Article V.

(b)	The Buyer or its Representative shall have access to all data being taken and all calculations during the said trials, and if the Buyer or its Representative should detect any deficiencies and/or failures during the said trials, the Buyer or its Representative shall
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give to the Builder (as soon as possible but in any event within seventy-two (72) hours after the completion of the trials) notice that such deficiencies and/or failures exist with a short description of said deficiencies and/or failures. Rectification of any such deficiencies and/or failures shall be made in accordance with the terms of this Article XVII.

(c)	If any said deficiencies and/or failures are detected during the said trials, the Builder shall rectify same and then, by a fresh trial of like duration, or necessary trials/tests of the specific parts rectified, establish that said deficiencies and/or failures have been rectified in accordance with the Plans, Specifications and this Contract.

(d)	Any delay in Delivery arising as a result of said trials shall be the sole responsibility of the Builder.

(e)	In the event of unfavorable weather as agreed between the Builder and Buyer, on the date specified for the said trials, they shall take place on the first available day thereafter that the weather conditions permit. It is agreed that if during the trials of the Vessel the weather should suddenly become unfavorable, as would have precluded the commencement of the trials had the change in weather occurred before the trials had started, then, and in such event, the trials of the Vessel shall be discontinued and postponed until the first favorable day next following, unless the Buyer shall assent in writing to Acceptance of the Vessel on the basis of the trials made prior to such sudden change in weather conditions. Any delay of the trials of more than forty-eight (48) hour caused by such unfavorable weather conditions shall extend the Delivery Date by the period of delay occasioned by such unfavorable weather conditions.

(f)	Fuel oil, lubricating oils and greases required for any and all trials shall be purchased and supplied by the Buyer with the assistance of the Builder if requested, unless the Parties shall agree otherwise. The Builder shall pay the Buyer the cost of the fuel oil, lubricating oils and greases actually consumed by the Builder up to the date of Delivery at the Buyer’s original purchase prices.
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(g)	Following completion of sea trials, Builder shall obtain, and load the Vessel with a sufficient quantity of LNG for the purpose of carrying out gas trials in accordance with the Specifications. Buyer shall provide reasonable assistance, if desired to obtain the needed LNG. Builder shall bear the cost and risk of:

i)	providing and loading sufficient LNG and/or other liquefied gases, to completely test the cargo system.

ii)	discharging the LNG or other liquefied gases remaining on board after completion of trials.

A.	If at Buyer’s request, the Vessel must depart the trial location such that there is insufficient time to discharge the LNG remaining on board (less vapors), Buyer shall reimburse Builder for the liquid remains at a price equivalent to that paid by Builder to the LNG provider.

iii)	any such gases consumed during trials.

iv)	all costs associated with the use of the gas terminal including port charges.

(h)	Following completion of gas trials, the Vessel and its appurtenances shall be inspected in accordance with the Specifications to the satisfaction of the Buyer’s Representative.
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ARTICLE XVIII INDEPENDENT CONTRACTOR;
SUBCONTRACTING

(a)	In the performance of the work covered by this Contract, the Builder shall act as an independent contractor, maintaining complete control over and authority to supervise the Builder’s employees. Builder, its employees, agents and representatives are not employees or agents of Buyer. None of Builder’s personnel shall be entitled to receive any compensation, benefits or other incidents of employment from Buyer. Nothing in this Contract shall be deemed to constitute a partnership or joint venture between Buyer and Builder. Neither Builder nor Buyer shall be or become liable or bound by any representation, act or omission whatsoever of the other.

The Builder may, as its sole responsibility, subcontract minor portions of the construction work of the Vessel, but the Builder shall, in any event, be responsible for all subcontractors, agents and representatives, and their collective employees, such that performance or non-performance of this Contract by subcontractors of any tier shall be deemed performance or non-performance by Builder. Any work to be done outside the Builder’s Shipyard shall be disclosed to the Buyer in advance. It is agreed that all major structural building components of the Vessel shall be done in the Builder’s Shipyard, located on Geoje Island, Republic of Korea and or by subcontractors located in Korea within the vicinity of Geoje Island and the city of Pusan who are under the direct supervision of Builder. If Buyer agrees in writing in advance, Builder may perform certain work in Builder’s Ningbo and Builder’s future other factory in China.

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ARTICLE XIX TAXES AND DUTIES

The Builder shall be responsible for and pay, without recourse to the Buyer, any and all taxes, assessments, duties or other similar levies or charges, imposed by any governmental authorities, whether national, municipal or local, with respect to the period up to and including Delivery (even though assessed, determined or imposed thereafter) on or in respect of (i) this Contract or any act or transaction hereunder, (ii) the Vessel or any part thereof, or (iii) any imports of material or equipment, and including without limitation, any tax imposed with respect to the sale or Delivery to the Buyer or the Vessel’s export from Korea. Should the Buyer, at any time before or after Delivery, be assessed or required to pay any such taxes, assessments, duties or other similar levies or charges imposed by the Korean authorities, the Builder shall reimburse the Buyer such amounts. The Builder’s liabilities with regard to taxes shall be limited to the foregoing.

Taxes, assessments, duties or other charges imposed by any governmental authority on the Buyer-furnished Equipment supplied or exported to Korea by the Buyer or its Representative shall be the responsibility of the Buyer. The Buyer shall bear and pay all taxes, duties, stamps, and fees incurred outside of Korea in connection with the Buyer’s execution and/or performance of this Contract, except for taxes, duties and other fees imposed upon those items to be procured by the Builder for construction of the Vessel.

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ARTICLE XX GOVERNMENTAL APPROVALS AND LICENSES

(a)	Builder is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Builder has all requisite entity power and authority to execute, deliver and perform this Contract and to carry on its business as presently conducted and as proposed to be conducted under this Contract.

(b)	The Builder shall obtain all approvals and licenses, if any, required for the Builder’s performance under this Contract by any government or the Classification Society, including, without limitation, for registration by the Buyer under the flag of the Bermuda. The Builder shall assist the Buyer in obtaining any licenses, permits, or other authorizations, or waivers, necessary for the Representative to enter and/or reside in Korea to perform his functions as set forth herein or attend the trials specified in Article XVII hereof.

(c)	In case the Vessel, during construction or prior to Delivery, should be requisitioned or seized by a government authority, the Builder shall forthwith pay to the Buyer the amounts set forth in Article VII(g) hereof, and such refund shall forthwith release both Parties from all obligations under this Contract.
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ARTICLE XXI LAWS AND PERMITS; CONFLICTS

(a)	The Builder shall ensure that the Builder, its employees and representatives, shall at all times comply with all applicable laws, ordinances, statutes, rules, and regulations set forth by any governmental entity or the Classification Society, including, without limitation, those relating to wages, hours and working conditions and insurance. The Builder, at its expense, shall procure all priorities, permits, licenses, inspections, approvals and certificates required in connection with the construction and completion of the Vessel and Delivery in the Shipyard. If required to permit performance of the work, the Builder shall furnish any bond, security or deposits so required. Compliance with the foregoing shall not be required to the extent such compliance might subject either Party to liabilities or penalties under U.S. laws (e.g., anti-boycott laws). Builder shall promptly notify Buyer of any known violation of this Article XXI(a) and, upon receipt, submit to Buyer a copy of each notice or statement received by Builder which threaten or might subject Buyer to liability.

(b)	No director, employee or agent of Builder shall give or receive any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Contract or enter into any other business arrangement with any director, employee or agent of Buyer or any of its affiliates without prior written notification to Buyer. Any representative(s) authorized by Buyer may audit any and all records of Builder for the sole purpose of determining whether there has been compliance with this clause.

(c)	Neither Builder nor his/her employees, agents or subcontractors, or their employees or agents, shall make any payment or give anything of value to any official of any government or public international organization (including any officer or employee of any government department, agency or instrumentality) to influence his/her or its decision, or to gain any other advantage for the Buyer or Builder in connection with the work performed hereunder. Builder shall immediately notify the Buyer of any violation of this clause and shall immediately reimburse the Buyer out of any and all monies paid by the Buyer to Builder, an amount equal to the amount of the payment or the value of the gift to such an official which gives rise to such violation. Also, Builder shall hold the Buyer harmless for all losses and expenses arising out of such violation. In the event of any violation of this clause the Buyer may, at its sole option, terminate this agreement at any time and notwithstanding any other provision of this agreement, pay no
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compensation or reimbursement to Builder whatsoever for any service performed after the date of such violation.

(d)	Builder shall defend and indemnify Buyer against all claims, damages and costs (including any fees and expenses incurred in defense thereof) resulting from Builder’s failure to comply with this Article XXI.
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ARTICLE XXII INTELLECTUAL PROPERTY AND
CONFIDENTIALITY

(a)	Except for the aforesaid Buyer-furnished Equipment, all royalties and licensing and engineering fees required for incorporating patented features or proprietary articles into the Vessel shall be paid by the Builder. The Builder shall indemnify and save the Buyer harmless from all claims, damages and costs (including any fees and expenses incurred in defense thereof) resulting from any alleged patent, trademark or trade name infringement based upon the design, construction or use of the Vessel or any part thereof furnished by the Builder, its suppliers or subcontractors. The Buyer shall notify the Builder of any such claim of which the Buyer has notice, and the Builder shall assume the responsibility and defense thereof at the Builder’s expense.

The Builder retains all rights with respect to the Specifications, the plans and working drawings, technical descriptions, calculations, test results, and other data, information, and documents concerning the design and construction of the Vessel, and the Buyer undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without prior consent of the Builder, which shall not be unreasonably withheld, except where it is necessary for operation, repair and maintenance of the Vessel or to any charterer of the Vessel from the Buyer or to any purchaser of the Vessel from the Buyer or as otherwise required by law.

All inventions, discoveries and improvements, patentable and unpatentable and all patent rights thereto arising under this Contract shall belong to the party which made or conceived them.

(b)	The Parties agree not to disclose any of the terms and conditions set forth in this Contract except as necessary to enforce this Contract, unless otherwise mutually agreed or as otherwise required by law.
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During the performance of work under this Contract it may be necessary for Buyer to make available to Builder technical information that is designated by Buyer to be confidential. Builder shall hold all such information in confidence and same shall not be disclosed to any third party or used for any purpose other than provided herein without the prior written consent of the Buyer.

Builder represents and warrants that each of its subcontractors, vendors and employees involved in the construction of Vessel or that have access to confidential technical information, as designated by Buyer, shall be obligated to Builder as set forth in this Article.

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ARTICLE XXIII CONTRACTUAL RESPONSIBILITIES AND
PROCEDURES; AUDIT RIGHTS

(a)	Notwithstanding any other provision in this Article XXIII, Buyer is permitted to assign or novate all its rights and obligations under this Contract to a direct or indirect subsidiary of Gaslog Ltd. or to a joint venture project where Gaslog Ltd is a 15% or greater participant. Upon prior written consent by the Builder, not to be unreasonably withheld, the Buyer is permitted to assign or novate all its rights and obligations under this Contract to a third party acquiring ownership of the Vessel to charter the Vessel to a direct or indirect subsidiary of Gaslog Ltd or to a joint venture project where Gaslog Ltd is a 15% or greater participant. Such third party would assume all Buyer’s rights and obligations under this Contract.

Builder may not assign its rights and obligations under this Contract without the prior written consent of Buyer and/or its assignee which consent shall not be unreasonably withheld.

(b)	Upon signing this Contract the Buyer intends to register the Vessel under the Bermuda flag but may elect an alternate registry within a reasonable time prior to Delivery (subject to mutual agreement on necessary alterations as provided for in Article XV(b)).

(c)	Buyer may assign or novate all of its rights, duties and obligations under this Contract to another company (hereinafter called “NewCo”) provided that NewCo shall demonstrate to the reasonable satisfaction of the Builder that it is financially able to meet the Buyer’s rights, duties and obligations hereunder. Such assignment or novation shall release and discharge Buyer from all of its liabilities under this Contract. In case that Buyer’s Charterer requires Novation pursuant to the agreement between the Builder, the Buyer and the Charterer of even date herewith and/or Buyer’s Lenders or Financiers as part of financing the acquisition cost of the Vessel requires Assignment or Novation, Builder and Buyer in good faith agree to enter promptly into a Tri-partite Agreement in a form of Appendix C and/or the Form of
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Appendix E attached hereto with such Party regulating the responsibilities and right of the respective parties.

(d)	Builder shall pay the charges for official inspection and certifications required by the Government of Registry specified in Specifications, and the registration of the Vessel shall be the responsibility of the Buyer.

(e)	Builder shall maintain true and correct records in connection with its performance relating to this Contract and payments made in connection therewith throughout the term of this Contract and for a period of not less than twenty-six (26) months after termination of this Contract. Builder shall make such records available to the Buyer as may be needed. The Buyer shall undertake to view such records without undue disruption to the Builder’s business. Builder shall use best efforts to make available subcontractor and supplier books and records in connection with payments made or performance rendered in connection with this Contract if necessary.

(f)	Builder agrees to execute and provide Buyer (and its assigns) all additional supplemental documentation as may be necessary for Buyer to take Delivery and perform post-Delivery activities contemplated by this Contract.
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ARTICLE XXIV CONTRACT AND AMENDMENTS;
CONSTRUCTION

(a)	This Contract and the Plans and the Specifications have been prepared in the English language, which shall control. The Contract has been signed in duplicate, one counterpart being retained by the Builder and one by the Buyer. The Plan and the Specifications have been signed in duplicate, one counterpart being retained by the Builder and one by the Buyer.

(b)	No representative of either party shall have authority to make, and neither party shall be bound by, nor liable for, any statement, representation, promise or agreement not set forth herein. No changes, amendments, or modifications shall be valid unless reduced to writing and signed by the Parties.

(c)	The validity, enforcement and interpretation of this Contract shall be governed by the Laws of England without regard to its conflicts of law rules.

(d)	The language of this Contract shall be construed simply according to its fair meaning and not strictly for or against any party. The headings of articles and paragraphs are for convenience only and do not limit or construe their contents. Capitalized words shall have the meanings defined where such terms occur in quotation marks in this Contract. All words used in any number or gender shall extend to include any other numbers or gender as the context may require.

(e)	If any provision of this Contract is capable of more than one construction, one of which would render the provision void and the other of which would render the provision valid, then the provision shall have the meaning which renders it valid. The word “including” shall be construed to include the words “without limitation.”
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(f)	This Contract may be executed in multiple copies, each of which shall be deemed an original.

(g)	Every part of this Contract shall be considered severable. If for any reason any part of this Contract is held to be invalid, that determination shall not impair the other parts of this Contract.

(h)	A party may by written instrument unilaterally waive or reduce any obligation of the other under this Contract. No failure of either of the Parties to exercise any power reserved to either of them in this Contract, or to insist upon compliance by the other with any obligation or condition in this Contract and no custom or practice of the Parties at variance with the terms hereof, shall constitute a waiver of either party’s rights to demand exact compliance with any of the terms of this Contract. Waiver by either party of any particular default shall not affect or impair such party’s right with respect to any subsequent default of the same or of a different nature; nor shall any delay, forbearance, or omission of either party to exercise any power or right arising out of any breach or default by the other party of any of the terms, provisions, or covenants of this Contract affect or impair either party’s rights; nor shall such constitute a waiver by either party of any rights hereunder or rights to declare any subsequent breach or default.
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ARTICLE XXV ARBITRATION

(a)	If any dispute arises between the Parties hereto with regard to the application or interpretation of rules for construction and classification of vessels promulgated by the Classification Society (or other matters deemed appropriate by the Parties), the Parties may by mutual consent refer the dispute to the Classification Society, or to such other expert as may be mutually agreed upon between the two Parties hereto, and whose decision shall be final, conclusive and binding upon the Parties hereto. For any difference of opinion on inspections or tests, the Buyer’s Representative and Builder’s inspector shall refer to the opinion of the Class’ surveyor for the settlement of matter related to Class.

(b)	Should any dispute of any nature arise out of or in respect of this Contract, its performance or interpretation or any breach of this Contract which is not decided in accordance with Article XXV(a) above, such dispute shall be settled by arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (the “LMAA”) and otherwise in accordance with the provisions of the Laws of England without regard to its conflicts of law rules. The party who desires arbitration of any such dispute shall give written notice to the other party. The notice shall state the name and address of the arbitrator whom it appoints and describe the specific nature of the particular dispute. Such notice shall be sent by registered air mail and shall be addressed in the manner set forth in Article XXVI, and the other party shall, within thirty (30) days following the receipt of said notice, give written notice to the party requesting the arbitration as to the name and address of the arbitrator whom it appoints, which notice shall be sent by registered air mail and shall be addressed in the manner set forth in Article XXVI, provided that if the other party should fail to so appoint its arbitrator, the arbitrator appointed by the party desiring the arbitration may proceed with the arbitration hearing and issue an award. Otherwise the two arbitrators so chosen shall select a third arbitrator. The applicable law of England on all matters at issue shall apply without regard to conflicts of law rules.

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A judgment based upon the decision of the majority of the arbitrators or the sole arbitrator, as the case may be, may be entered in the appropriate court of any country having jurisdiction of either party. The arbitrators shall also decide which party, or the extent to which each party, shall pay costs of arbitration. Unless and to the extent otherwise determined by the arbitrator(s), reference to arbitration shall not relieve the Builder of its obligation diligently to proceed with the construction, completion and delivery of the Vessel, but the majority of the arbitrators or the sole arbitrator, as the case may be, shall decide the extent to which the Delivery Date shall be extended by virtue of the dispute having been referred to arbitration.

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ARTICLE XXVI NOTICES

Unless otherwise specified, all notices hereunder shall be made in writing and delivered personally or by registered mail, postage prepaid, or by cable, or facsimile to the Builder and to the Buyer at the following respective addresses, unless changed by notice duly given in accordance with this Article XXVI:

To the Builder, at:

Samsung Heavy Industries Co., Ltd.

34th Fl., Samsung Life Insurance Seocho Tower

1321-15 Seocho-Dong, Seocho-Gu,

Seoul Korea 137-955

Telefax:	82-2-3458-7329 (Sales Department) /82-2-3458-7319 (Sales Planning Department)
Telephone:	82-2-3458-7331 (Sales Department) /82-2-3458-7312 (Sales Planning Department)

Or preferably to its Geoje Shipyard:

Samsung Heavy Industries Co., Ltd

Geoje Shipyard

530 Jangpyung-ri, shinyn-up

Geoje City, Kyungnam, Korea 656-800

Telefax:	82-55-630-5135 (Design Department)
82-55-630-3950 (CS Group)

To the Buyer, at:

GAS- Eleven Ltd

c/o GasLog Monaco SAM

Gildo Pastor Center

7, rue du Gabian

MC 98000 Monaco

Attention:	Mr. Jan E. Petersen

Telefax:	+377 97975124
Telephone:	+377 97975115

Copy to:

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Gaslog LNG Services Ltd

69 Akti Miaouli

Piraeus 18537, Greece

Attention:	Mr. Theodoros Katemidis (Technical Matters)

Telefax:	+30 210 4591251
Telephone:	+30 210 4591967

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ARTICLE XXVII EFFECTIVE DATE

This Contract shall become effective upon execution by all Parties (herein called the “Effective Date”).

IN WITNESS WHEREOF, the Parties hereto executed this Contract as of the date first set forth above.

For the Builder:	Samsung Heavy Industries Co., Ltd.

/s/ D.Y. Park

By: D.Y. Park
Title: President & CEO

For the Buyer:	GAS-Eleven Ltd.

/s/ Peter G. Livanos

By: Peter G. Livanos
Title: Attorney-in-fact

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SCHEDULE 1

Installment	Percent of Purchase Price	Initiating Event
First	***** of contract price	Upon signing of shipbuilding contract by both Parties and receipt of the Letter of Guarantee required by Article XI
Second	*****	Steel Cutting not earlier than eighteen (18) months prior to delivery
Third	*****	Keel Laying not earlier than twelve(12) months prior to delivery
Fourth	*****	Launching not earlier than nine (9) months prior to delivery
Final	***** ± any adjustments	Delivery of the Vessel

1

APPENDIX A: FORM OF LETTER OF GUARANTEE

IRREVOCABLE INSTALLMENT PAYMENT

LETTER OF GUARANTEE

[STATIONARY OF GUARANTOR BANK]

_________________, 2012

[Name of Buyer]

Gentlemen:

We hereby open our irrevocable letter of guarantee No _________ in favor of ______________ (hereinafter called the “Buyer”) for account of Samsung Heavy Industries Co., Ltd. (hereinafter collectively called the “Builder”) as follows in consideration of the shipbuilding contract dated (hereinafter called the “Contract”) made by and among the Buyer and the Builder for the construction of one (1) twins crew LNG carrier having Builder’s Hull No. _____ (hereinafter called the “Vessel”).

If in connection with the terms of the Contract the Buyer shall become entitled to a refund of the installments paid made to the Builder prior to the delivery of the Vessel, we hereby irrevocably guarantee the repayment of the same to the Buyer immediately on demand US$ ___________(Say U.S. Dollars                       only) together with interest thereon at the rate of _______ (____) per cent per annum from the date following the date of receipt by the Builder to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased, not more than three (3) times, upon Builder’s receipt of the respective installment: each time by the amount of installment of USD _____ , USD_____, and USD_____ respectively plus interest thereon as provided in the Contract, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$ _____ (Say U.S. Dollars                       only) plus interest thereon at the rate of _____ (____) percent per annum from the date following the date of Builder’s receipt of each installment to the date of remittance by telegraphic transfer of the refund.

2

In case any refund is made to you by the Builder or by us under this guarantee, our liability hereunder shall be automatically reduced by the amount of such refund.

In the event of cancellation of the Contract being based on delays due to force majeure or other causes beyond the control of the Builder in Article V(d) , interest shall be paid at the rate of _____ (  ) percent per annum from the date following the date of Builder’s receipt of each installment to the date of remittance by telegraphic transfer of the refund.

Refund under this letter of guarantee is available against our simple receipt and signed statement certifying that Buyer’s demand for refund has been made in conformity with Article VII(g) of the Contract and the Builder has failed to make the refund within four (4) weeks after your demand to the Builder. Refund shall be made to you by telegraphic transfer in United States Dollars.

This letter of guarantee shall expire and become null and void upon receipt by the Buyer of the sum guaranteed hereby or upon acceptance by the Buyer of the delivery of the Vessel in accordance with the terms of the Contract in any case, this letter of guarantee shall be returned to us. This guarantee shall be in force and effect from the date of the Builder’s actual receipt of the 1st installment until delivery or in the event of delayed delivery until such time as the Vessel is delivered by the Builder to the Buyer in accordance with the terms of the Contract.

Notwithstanding the provisions hereinabove, in case we receive notification from you or the Builder confirmed by an Arbitrator stating that your claim to cancel the Contract or your claim for refundment hereunder has been disputed and referred to Arbitration in accordance with the provisions of the Contract, the period of validity of this guarantee shall be extended until thirty(30) days after the final award shall be rendered in the Arbitration and a copy thereof acknowledged by the Arbitrators. In such case, this guarantee shall not be available unless and until such acknowledged copy of the final award in the Arbitration justifying your claim is presented to us.

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This Letter of Guarantee is assignable by the Buyer in accordance with the terms of Contract and we hereby confirm that we shall specifically consent to any such transfer upon receipt of a written request by you. Prior written notice of any such assignment or transfer should be given to us and the BUILDER. A new letter of Guarantee will be issued in the event of novation of the Contract to a charterer of the Vessel and this letter of Guarantee shall be returned to us.

Any notice or demand under this letter of guarantee shall be given by facsimile and sent to:

This guarantee shall be governed by the Laws of England without regard to conflicts of laws rules.

Any dispute, claim or controversy which cannot be resolved amicably arising out of or in connection with this letter of guarantee shall be finally settled under the English Arbitration Act, 1996. The seat of arbitration will be London, England and the language to be used in the arbitration proceedings shall be English.

Very truly yours,

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APPENDIX B: PROTOCOL OF DELIVERY AND ACCEPTANCE

PROTOCOL OF DELIVERY AND ACCEPTANCE

KNOW ALL MEN BY THESE PRESENTS:

That the undersigned, _____________________________ , _______ (“the Builder”) does hereby deliver at ________ hours (_______ time) on ______________, to _____________________ or it’s Assignee (the “Buyer”), the vessel described hereunder in accordance with the provisions of the Shipbuilding Contract dated _______________, 20__, as amended, made by the Builder and the Buyer.

Name of Vessel:

Builder’s Hull No.

Type of Vessel: 174,000 cubic meter LNG carrier

That the undersigned, __________________________ or it’s Assignee does hereby accept delivery of the aforesaid vessel and certify that the same is delivered in accordance with the provisions of the said Shipbuilding Contract, and that this PROTOCOL OF DELIVERY AND ACCEPTANCE does not release the Builder from its responsibilities under the Builder’s Guarantee Clause as defined in Article XIV of said Shipbuilding Contract.

By:	By:
Attorney-in-Fact	Attorney-in-Fact
Date:	Date:

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APPENDIX C: FORM OF TRI-PARTITE AGREEMENT

NOVATION AGREEMENT

This Novation Agreement (hereinafter called “this Agreement”) made on this ____ day of __________, 20xx.

BETWEEN:

1)	Samsung Heavy Industries Co., Ltd., a company organised and existing under the laws of Korea having its principal office at 34 Fl. Samsung Life Insurance Seocho Tower, 1321-15, Seocho-Dong, Seocho-Gu, Seoul, Korea 137-857 (hereinafter called the “Builder”); and

2)	(hereinafter called “the Original Buyer”); and

3)	, (hereinafter called “the New Buyer”).

WHEREAS:

A.	By a Shipbuilding Contract dated xxxx made between the Builder and the Original Buyer, as the same may be amended for time to time, (the “Building Contract”), the Builder agreed to build and deliver to the Original Buyer an Liquefied Natural Gas Carrier to be known during construction as Hull No. 2072 upon the terms contained therein.

B.	The Hull No. 2072 (the “Vessel”) which expression shall include, where appropriate, every part thereof and all appurtenances and components from time to time appropriated or intended for the Vessel is to be constructed in the Builder’s yard in accordance with the Building Contract and the Specifications.

C.	In accordance with the terms of the Building Contract and a time charterparty dated xxxx and made between the Original Buyer and the New Buyer (the “Charterparty”) the parties have entered into this Agreement, the terms of which shall only become effect on the Effective Date (as hereinafter defined).

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D.	The Builder and the Original Buyer (each on their own part) are willing for the New Buyer to be substituted in the place of the Original Buyer as aforesaid upon terms and conditions herein contained.

E.	This Agreement is supplemental to the Building Contract

NOW IT IS HEREBY AGREED between the parties hereto as follows:

1.	All expressions used in this Agreement and which are defined in the Building Contract shall bear the same meaning in this Agreement and references herein to the Building Contract shall (where the Building Contract so admits) be deemed to include references to the Building Contract as novated and amended by this Agreement.

2.	In consideration of the New Buyer accepting and assuming the liabilities and obligations of the Original Buyer under the Building Contract in the manner herein provided (the sufficiency of which consideration the Original Buyer hereby acknowledges), the Original Buyer hereby assigns and transfers to the New Buyer with the consent of the Builder and the New Buyer hereby agree that, with effect on and from the Effective date as hereinafter defined, the New Buyer shall be and is hereby substituted in the place of the Original Buyer as a party to and as the Buyer of the Vessel under the Building Contract and that the Building Contract shall, with effect on and from the said Effective Date, be construed and treated in all respects as if the New Buyer were named therein instead of the Original Buyer.

3.	The Builder hereby agrees with the New Buyer that, in the event that the Builder becomes entitled to rescind the Building Contract in accordance with the terms, the Builder will notify the New Buyer prior to exercising such right to rescind the Building Contract.

4.	The New Buyer hereby agrees with the Builder that, with effect from the Effective Date hereinafter defined, the New Buyer shall duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by it under or by virtue of the Building Contract in all respects as if the New Buyer were named therein instead of the Original Buyer.

5.	Subject as provided in Clause 6 hereof, the Builder hereby agrees with the New Buyer that, with effect on and from the Effective Date, the Builder shall be bound by the Building Contract in all respects as if the New Buyer were named therein instead of the Original Buyer.

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6.	With effect on and from the Effective Date, the Builder and the Original Buyer hereby mutual release and discharge each other from all other liabilities, obligations, claims and demand whatsoever touching or concerning the Building Contract and in respect of anything done or omitted to be done under or in connection therewith but without prejudice to the rights of the New Buyer and the Builder against each other in respect of any such liabilities, obligation, claims and demands.

7.	This Agreement shall be deemed in all respects to take effect on and from the date on which the New Buyer, by written notice, notifies both the Builder and the Original Buyer that: (i) a breach of the Charterparty has occurred pursuant to Clauses xxxxx thereof, (ii) having been advised by the Builder (pursuant to Clause 3 of this Agreement), circumstances have arisen that entitles the Builder to rescind the Building Contract or (iii) having been advised by the Original Buyer, circumstances have arisen that entitles the Original Buyer to rescind the Building Contract and, in each such case, the New Buyer intends for the rights and obligations of the parties herein to become effective (such date being herein called the “Effective Date”).

8.	(A) This Agreement shall be construed and interpreted and be enforceable according to English Law
(B) In the event of any dispute, difference or claim arising out of, or relating to or in connection with this Agreement the same shall be subject to the exclusive jurisdiction of the English High Court of Justice in London. For the purpose of any proceedings hereunder the parties hereby irrevocably nominate the following as their agents for the service of process:

(i)	For the Original Buyer:
(ii)	For the New Buyer:
(iii)	For the Builder

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

Signed by:

for and on behalf of:-

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Samsung Heavy Industries
Co., Ltd.

in the presence of:-

Signed by:

for and on behalf of:-

in the presence of:-

Signed by:

for and on behalf of:-

in the presence of:-

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APPENDIX D: FORM OF PERFORMANCE GUARANTEE

Samsung Heavy Industries Co., Ltd.

34th Floor, Samsung Life Insurance Seocho Tower

1321-15, Seocho-dong, Seocho-Gu,

Seoul, Republic of Korea 137-857

In consideration of the shipbuilding Contract dated ___________________ (the “Contract”) between you and GAS-Eleven Ltd. (hereinafter called the “BUYER”), for the construction of a 174,000 Cubic Meter LNG Carrier having your Hull No 2072 (hereinafter called the “VESSEL”) providing among other things for payment of the Contract Price amounting to United States Dollars *****;

We, the undersigned, hereby irrevocably and unconditionally guarantee to you, your successors, and assigns the due and faithful performance by the BUYER of all of its liabilities and responsibilities under the Contract and any supplement, amendment, change or modification hereafter made thereto, including but not limited to, due and prompt payment of the Contract Price by the BUYER to you, your successors and assigns under the Contract and any supplement, amendment, change or modification as aforesaid (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER and confirming that this Guarantee shall be fully applicable to the Contract as so supplemented, amended, changed or modified).

This Guarantee automatically expires and becomes null and void upon the receipt of the final installment by yourselves and the execution of the Protocol of Delivery and Acceptance of the Vessel by the Buyer and yourselves, whereupon this Guarantee shall be returned to us.

This Performance Guarantee shall be governed by the laws of England and Article XXV (Arbitration) shall be applicable hereto.

SIGNED FOR AND ON BEHALF OF

GUARANTOR :

BY :

TITLE :

WITNESS :

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APPENDIX E: FORM OF MULTI-PARTY AGREEMENT

DATED [        ] 20[●]

[SECURITY TRUSTEE]

AND

GAS-Eleven Ltd.

AND

SAMSUNG HEAVY INDUSTRIES CO., LTD

AND

[                                                          ]

MULTIPARTY AGREEMENT

Samsung Heavy Industries Co., Ltd Hull No. [●]

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THIS MULTIPARTY AGREEMENT is made the [●] day of [●] 20[●]

Between:-

(1)	[NAME OF BUYER’S LENDERS’ SECURITY TRUSTEE], a company incorporated in [●], acting for the purposes of this Agreement through its office at [●] (the “Security Trustee”);

(2)	GAS-Eleven Ltd., a corporation organised and existing under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton, HM11, Bermuda (the “Buyer”);

(3)	Samsung Heavy Industries Co., Ltd, a corporation organised and existing under the laws of the Republic of Korea, having its registered office at [●] (the “Builder”); and

(4)	[●], a company incorporated according to the laws of [●]whose registered office is at [●](the “Charterer”),

(the “Parties”).

WHEREAS

(A)	The Buyer and the Builder have entered into a shipbuilding contract dated [●] (as amended hereby and as it may be further amended and/or supplemented from time to time, the “Shipbuilding Contract”) for the construction and sale by the Builder and the purchase by the Buyer of a 174,000cbm LNG Carrier with the Builder’s Hull No [●] (the “Vessel”).

(B)	By an agreement dated [●] (the “Loan Agreement”) and made between (inter alios) (1) the Buyer, (2) the banks and financial institutions listed therein as lenders and/or swap providers (the “Finance Parties”) and (3) the Security Trustee as facility agent and as security trustee, the Finance Parties agreed to advance by way of loan to the Buyer, upon the terms and conditions therein contained, a sum not exceeding [●].

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(C)	The Buyer, the Builder and the Charterer are party to a Step-In Agreement dated [●] (the “Step-in Agreement”) which gives effect to certain rights of the Charterer and certain obligations of the Buyer under a Master Agreement dated [●] made between the Buyer as owner and the Charterer as charterer providing, inter alia, for the chartering of the Vessel by the Buyer to the Charterer pursuant to the Charter (the “Master Agreement”).

(D)	Pursuant to the Loan Agreement, the Buyer has agreed, inter alia, to assign its rights under the Shipbuilding Contract and the Refund Guarantee (as defined below) to the Security Trustee as security trustee for the Finance Parties by way of security for the Secured Liabilities (as defined below).

(E)	Pursuant to the Master Agreement it is a condition precedent to such assignment by the Buyer that the Security Trustee would enter into this Agreement.

NOW THEREFORE the Security Trustee, the Builder, the Buyer and the Charterer hereby agree as follows:

1.	Definitions and Interpretation

1.1	Expressions defined in the Shipbuilding Contract shall, unless otherwise expressly provided herein or the context otherwise requires, have the same meanings when used in this Agreement.

1.2	In this Agreement, the following expressions shall have the following meanings:

“Charter” means the maiden voyage charter of the Vessel and the time charter of the Vessel both entered or to be entered into between the Buyer and the Charterer pursuant to the Master Agreement.

“Encumbrance” means any mortgage, charge, (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect).

“Novation Agreement” means the novation agreement in respect of the Shipbuilding Contract to be entered into by the Builder, the Buyer and the Charterer pursuant to Clause 4.1 or Clause 4.3, as may be applicable.

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“Permitted Encumbrance” means:

(a)	the assignment of the Buyer’s rights, title, interest and benefits in the Shipbuilding Contract and the Refund Guarantee to the Security Trustee pursuant to the Pre-Delivery Security Assignment;

(b)	any lien for taxes of any kind either not yet assessed or, if assessed, not yet due and payable or being contested in good faith by appropriate proceedings; and

(c)	any encumbrance arising out of claims, judgments or awards against the Buyer which are being contested in good faith or which are the subject of a pending appeal and for which there shall have been granted a stay of execution pending such appeal.

“Pre-Delivery Security Assignment” means the assignment to be entered into by the Buyer and the Security Trustee in the form of Exhibit A to this Agreement.

“Refund Guarantee” means the refund guarantee dated [●] issued by the Refund Guarantor relating to the Vessel.

“Refund Guarantor” means [                        ] of [●].

1.3	In this Agreement, unless otherwise specified or the context requires otherwise:

(a)	Words denoting the plural number include the singular and vice versa.

(b)	Words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa.

(c)	References to Recitals, Clauses and Exhibits are references to recitals and clauses of, and the exhibits to, this Agreement.

(d)	The headings and contents page are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement.

(e)	References to any document are, unless the context otherwise requires, references to those documents as amended, supplemented, novated or replaced from time to time.

(f)	References to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted.

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(g)	References to the Security Trustee, the Finance Parties, the Builder, Buyer or Charterer include their respective successors, transferees and assignees.

(h)	References to the “Parties” shall be references to the Security Trustee, the Builder, the Buyer and the Charterer.

(i)	A reference to a “Party” shall be a reference to the Security Trustee, the Builder, the Buyer or the Charterer, as applicable.

1.4	This Agreement forms part of the trust property which pursuant to the Loan Agreement the Security Trustee holds on trust for [itself and] the Finance Parties.

1.5	As between the Buyer, the Charterer and the Builder, the terms of this Agreement shall supersede and replace the terms of the Step-In Agreement in all respects.

2.	Consent to Pre-Delivery Security Assignment

2.1	The Charterer and Builder hereby consent to the assignment by the Buyer in favour of the Security Trustee of the Buyer’s rights under the Shipbuilding Contract and the Refund Guarantee pursuant to the Pre-Delivery Security Assignment.

2.2	Simultaneously with the execution of this Agreement, the Buyer and the Security Trustee shall enter into the Pre-Delivery Security Assignment and the Buyer shall sign and date and give notice of assignment to the Builder and the Charterer in the respective forms contained in [schedules/exhibits][●] and [●] to the Pre-Delivery Security Assignment, and the Builder and the Charterer shall sign and deliver to the Security Trustee their respective acknowledgements of such notices of assignment in the respective forms contained [schedules/exhibits][●] and [●] to the Pre-Delivery Security Assignment.

2.3	If the security constituted by the Pre-Delivery Security Assignment is released and discharged, the Security Trustee shall promptly notify the other Parties in writing of such release and discharge and thereafter the Security Trustee shall have no further rights or obligations under this Agreement and all the references to the Security Trustee shall be disregarded.

3.	Restrictions on the Buyer

3.1	The Buyer and the Charterer hereby give notice to the Builder and the Security Trustee, and the Builder and the Security Trustee hereby each acknowledge, that pursuant to the Master Agreement the Buyer has agreed that it shall not, except with the prior consent of the Charterer:

(a)	except by way of assignment in favour of the Security Trustee pursuant to the Pre-Delivery Security Assignment, transfer, novate or assign or agree to transfer,

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novate or assign any of its rights or obligations under the Shipbuilding Contract or the Refund Guarantee other than to the Charterer; or

(b)	except for a Permitted Encumbrance, place or permit to exist any Encumbrance on the Shipbuilding Contract or the Refund Guarantee or on any of the Buyer’s rights thereunder; or

(c)	release the Builder from any of its duties and liabilities under the Shipbuilding Contract or waive any breach of any of the said duties and liabilities or consent to any such act or omission of the Builder which would otherwise constitute such a breach; or

(d)	waive any right of the Buyer under the Shipbuilding Contract or agree to any concessions being made to the Builder under the Shipbuilding Contract (including, without limitation permission for the Builder to perform any building work at the Builder’s factories in China); or

(e)	amend or vary the Shipbuilding Contract or the Specifications; or

(f)	agree to defer the remedy of any defect or deficiency in the Vessel until after delivery of the Vessel under the Shipbuilding Contract; provided, however, that the foregoing shall not prevent the Buyer from agreeing on the deferral of the remedy of any defects or deficiencies which are minor or insubstantial; or

(g)	except upon giving the Charterer prior written notice as required under the Master Agreement:

(i)	consent or agree to the cancellation, rescission or other termination of the Shipbuilding Contract; or

(ii)	exercise or permit or suffer to be exercised any right which the Buyer may have to cancel, rescind or otherwise terminate the Shipbuilding Contract or claim that the Shipbuilding Contract has become frustrated or exercise any rights or remedies upon the occurrence of a Builder default under the Shipbuilding Contract or the occurrence of any event entitling the Buyer to terminate the Shipbuilding Contract; or

(iii)	fail to exercise any right or take any action that would prevent such cancellation, rescission or other termination; or

(h)	exercise or permit or suffer to be exercised any right which the Buyer may have to postpone or advance the time for delivery of the Vessel under the Shipbuilding Contract; or

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(i)	consent to any assignment or transfer by the Builder of any of its rights or obligations under the Shipbuilding Contract; or

(j)	agree to any amendment of or variation to the Refund Guarantee; or

(k)	release the Refund Guarantor from any of its duties and liabilities under the Refund Guarantee or waive any breach of any of the said duties and liabilities or consent to any such act or omission of a guarantor which would otherwise constitute such a breach.

3.2	As between the Buyer and the Charterer, the provisions of Clause 3.1 take effect subject to the provisions of the Master Agreement, provided that, where the Charterer’s consent is required as referred to in Clause 3.1:

(a)	neither the Builder nor the Security Trustee shall be bound to enquire whether the conditions of the Master Agreement which are applicable to the giving or withholding of such consent by the Charterer, or which provide for the deemed giving of such consent by the Charterer, have or have not been satisfied; and

(b)	neither the Builder nor the Security Trustee shall be entitled to assume that the Buyer has obtained such consent of the Charterer, or that such consent is deemed to have been given by the Charterer, unless the Charterer has confirmed this in writing to it.

3.3	The Charterer confirms that at the date of this Agreement it has not received any notice of any assignment or transfer by the Buyer of any of its rights or obligations under the Shipbuilding Contract or the Refund Guarantee, other than in favour of the Security Trustee pursuant to the Pre-Delivery Security Assignment.

3.4	The provisions of Clause 3.1 are in addition to and without prejudice to the provisions of the notices of assignment in respect of the Pre-Delivery Security Assignment referred to in Clause 2.2. As between the Buyer and the Security Trustee, the provisions of such notices of assignment take effect subject to the provisions of the Pre-Delivery Security Assignment, provided that, where the Security Trustee’s consent is required for any matter as referred to in the notices of assignment:

(a)	neither the Builder nor the Charterer shall be bound to enquire whether the conditions of the Pre-Delivery Security Assignment which are applicable to the giving or withholding of such consent by the Security Trustee[, or which provide for the deemed giving of such consent by the Security Trustee,] have or have not been satisfied; and

(b)	neither the Builder nor the Charterer shall be entitled to assume that the Buyer has obtained such consent of the Security Trustee[, or that such consent is

17

deemed to have been given by the Security Trustee,] unless the Security Trustee has confirmed this in writing to it.

4.	Charterer’s and Security Trustee’s right to cure Buyer’s defaults and Charterer’s right to require novation of the Shipbuilding Contract

4.1	The Builder shall not exercise any option or right it may have under the Shipbuilding Contract or at law to cancel, rescind or otherwise terminate the Shipbuilding Contract, nor accept any purported cancellation, rescission or termination of the Shipbuilding Contract by the Buyer or any claim by the Buyer that the Shipbuilding Contract has become frustrated, nor otherwise treat the Shipbuilding Contract as having been repudiated by the Buyer unless:

(a)	where such option or right arises by reason of any default of the Buyer under the Shipbuilding Contract, the Builder has promptly notified the Charterer and the Security Trustee in writing of such default and has given each of them the option, to be exercised by it within [30] days after receipt of such notice, of remedying the default; and

(b)	in any case, the Builder has promptly notified the Charterer and the Security Trustee that such option or right it may have under the Shipbuilding Contract or at law to cancel, rescind or otherwise terminate the Shipbuilding Contract or otherwise to treat the Shipbuilding Contract as having been repudiated by the Buyer has arisen, or that the Buyer has purported to cancel, rescind or terminate the Shipbuilding Contract or claim that the Shipbuilding Contract has become frustrated, and the Builder has given the Charterer the option, to be exercised by it within [30] days after receipt of such notice, of requiring the Shipbuilding Contract to be novated from the Buyer to the Charterer or to such party as it may nominate.

4.2	The Security Trustee shall not be bound to exercise the option conferred upon it referred to in Clause 4.1(a) and the Charterer shall not be bound to exercise either of the options conferred upon it referred to in Clauses 4.1(a) and Clause 4.1(b), and, unless and until the Shipbuilding Contract shall have been novated to the Charterer or its nominee in accordance with the Novation Agreement, the Buyer shall remain liable to perform all the obligations assumed by it under the Shipbuilding Contract and neither the Charterer nor the Security Trustee shall be under any obligation of any kind whatsoever in relation thereto or be under any liability whatsoever in the event of any failure by the Buyer to perform its obligations under the Shipbuilding Contract.

4.3	In addition to and with prejudice to the provisions of Clauses 4.1 and 4.2, the Buyer and the Charterer hereby notify the Builder and the Security Trustee that, pursuant to the Master Agreement, the Charterer has the right, in the circumstances specified in the Master Agreement, to require the Buyer to novate the Shipbuilding Contract to the

18

Charterer or its nominee. Neither the Builder nor the Security Trustee shall be concerned to enquire whether the Charterer is entitled to exercise such right, and, as between the Builder and the Security Trustee on the one hand and the Buyer and the Charterer on the other hand, the exercise by the Charterer of such right shall be deemed to be conclusive of its entitlement to do so and that the right has been validly exercised in accordance with the Master Agreement.

4.4	The provisions of this Clause 4.4 are solely for the benefit of the Security Trustee and the Charterer. The Charterer and the Security Trustee each undertake to the other of them that it shall within [14] days after receipt of a notice from the Builder under Clause 4.1(a) of a default by the Buyer notify the other of them whether it will exercise the option under that Clause to remedy the Buyer’s default and, if so, specifying in reasonable detail the action that it proposes to take for such purpose. Where each of the Security Trustee and the Charterer notify the other of them within such period of [14] days that it will exercise that option, then the [Charterer’s][Security Trustee’s notice] shall prevail. Where either of those Parties fails to notify the other of them within such period of [14] days that it will exercise such option, it shall be deemed to have waived such option with respect to the default in question. The Builder shall be entitled to assume that whichever, if any, of the Charterer and the Security Trustee exercises the option to remedy a Buyer’s default is entitled to do so.

4.5	If the Charterer wishes to exercise the option or right to require the Shipbuilding Contract to be novated to it or its nominee in accordance with Clauses 4.1 or 4.3, the Charterer shall give notice in writing to the Builder, the Security Trustee and the Buyer specifying that it is exercising that option or right and, where the Charterer requires the Shipbuilding Contract to be novated to its nominee, the Charterer shall additionally specify the name, place of incorporation and registered office (and, if different, the principal place of business) of the nominee. It is a condition of the Charterer’s nomination of a nominee that the Charterer shall execute and deliver to the Builder a guarantee of the nominee’s obligations under the Shipbuilding Contract as novated to the nominee substantially in the terms, mutatis mutandis, of the Performance Guarantee attached to the Shipbuilding Contract as Appendix [●].

4.6	It is a further condition of the Charterer’s exercise of the option or right to require the Shipbuilding Contract to be novated to it or its nominee in accordance with Clause 4.1 or 4.3, that, unless the security constituted by the Pre-Delivery Security Assignment has been previously released and discharged and the Security Trustee has so notified the other Parties in accordance with Clause 2.3, upon the execution by the Builder, the Buyer and the Charterer of the Novation Agreement as provided in Clause 4.7 below, the Charterer shall pay to the Security Trustee or as it may direct the aggregate amount which the Charterer is obliged to pay to the Buyer under clause 4.9.4(b) of the Master Agreement with respect to the Vessel. Upon receipt of such amount, the Security Trustee shall forthwith release and discharge the security constituted by the Pre-Delivery Security

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Assignment and shall simultaneously notify the Builder, the Refund Guarantor, the Charterer, and the Buyer in writing of such release and discharge.

4.7	Unless otherwise agreed between, inter alios, the Parties hereto:

(a)	promptly upon receipt of such notice from the Charterer under Clause 4.5, the Builder and the Buyer shall enter into the Novation Agreement substantially in the terms of Exhibit 1 to this Agreement with the Charterer or its nominee, as may be applicable; and

(b)	subject to that Party having received from the Security Trustee the written notification of the release and discharge by it of the Pre-Delivery Security Assignment referred to in Clause 4.6:

(i)	the Builder and the Buyer shall promptly take such action as the Charterer or its nominee may require to perfect the assignment of the Refund Guarantee contained in the Novation Agreement;

(ii)	the Builder shall release and return to the Buyer any guarantee given to the Builder of the Buyer’s obligations under the Shipbuilding Contract; and

(iii)	the Builder and the Buyer shall each sign, perfect, do, execute and register all such further assurances, documents, acts and things as the Charterer or its nominee may require to give effect to the novation of the Shipbuilding Contract contained in the Novation Agreement.

4.8	As between the Builder on the one hand and the Buyer and the Charterer on the other hand, the Buyer and the Charterer shall be jointly and severally liable to the Builder for any reasonable legal and other costs and expenses which the Builder may be obliged to incur in order to give effect to the novation of the Shipbuilding Contract.

5.	Amendment of Shipbuilding Contract

The Builder and the Buyer agree that, to the extent that they are inconsistent with the terms of the Shipbuilding Contract, the terms of this Agreement shall prevail and shall take effect as an amendment of the Shipbuilding Contract, but that otherwise, subject as amended by this Agreement, the Shipbuilding Contract shall continue in full force and effect and where necessary shall be read and construed as if the terms of this Agreement were inserted thereon by way of addition or substitution (as the case may be).

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6.	Miscellaneous

6.1	The Charterer may assign or novate this Agreement, on notice to each of the other Parties, to any other [ ]Affiliate which has substantially the same financial standing as the Charterer.

6.2	This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

6.3	A person who is not a party to this Agreement may not enforce, or otherwise have the benefit of, any provision of this Agreement under the Contracts (Rights of Third Parties) Act 1999 and, without limitation, no consent of any such person shall be required for the rescission or amendment of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act. Notwithstanding any other provision of this Agreement, whether express or implied, this Agreement shall not impose any obligations or liabilities on any party who is not a Party to this Agreement, including, without limitation, any party who may be an affiliate of a Party or any servant or agent of any Party.

6.4	This Agreement does not constitute a partnership between any of the Parties, nor, unless expressly provided, does it make any Party the agent of another.

7.	Notices

Unless otherwise specified, all notices hereunder shall be made in writing and delivered personally or by registered mail, postage prepaid, or by cable, or facsimile to the Parties at the following respective addresses, unless changed by notice given to each of the other Parties duly given in accordance with this Clause 7:

(a)	To the Builder at:

Name:                xxxxxxxxxxxxxx

Address:                xxxxxxxxxxxxx

Facsimile:            xxxxxxxxxxxxxx

Telephone:         xxxxxxxxxxxxxx

(b)	To the Buyer at:

Name:             xxxxxxxxxxxxxx

Address:                     xxxxxxxxxxxxx

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Facsimile:                 xxxxxxxxxxxxxx

Telephone:              xxxxxxxxxxxxxx

(c)	To the Charterer at:

Name:         xxxxxxxxxxxxxx

Address:          xxxxxxxxxxxxx

Facsimile:                  xxxxxxxxxxxxxx

Telephone:               xxxxxxxxxxxxxx

(d)	To the Security Trustee at:

Name:          xxxxxxxxxxxxxx

Address:            xxxxxxxxxxxxx

Facsimile:               xxxxxxxxxxxxxx

Telephone:            xxxxxxxxxxxxxx

8.	Governing Law and Arbitration

8.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English Law.

8.2	Should any dispute of any nature arise out of or in respect of this Agreement, its performance or interpretation or any breach of this Agreement, such dispute shall be settled by arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (the “LMAA”), as modified by this Clause 8 and otherwise in accordance with the provisions of the Laws of England without regard to its conflicts of law rules. The Party who desires arbitration of any such dispute shall give written notice to the other Parties. The notice shall describe the specific nature of the particular dispute. Such notice shall be sent by registered air mail and shall be addressed in the manner set forth in Clause 7. The applicable law of England on all matters at issue shall apply without regard to conflicts of law rules.

8.3	Unless all the Parties agree that there shall be a sole arbitrator, the number of arbitrators shall be three. The arbitrators, or sole arbitrator, as the case may be, shall be appointed by the President of the LMAA.

8.4	Any Party may submit claims, counterclaims or crossclaims against any other Party, irrespective of whether either such Party was named as a party in an existing request for arbitration, counterclaim or crossclaim, provided that:

22

(a)	each such new claim, counterclaim or crossclaim is substantially related to the dispute, controversy or claim in a previously submitted request for arbitration or counterclaim or cross claim; and

(b)	such new claims, counterclaims or cross claims are submitted by written notice to the LMAA and to all the other Parties within either [30] days from the receipt by such Party of the relevant request for arbitration, counterclaim or crossclaim, or such longer time as may be determined by the LMAA.

8.5	Any joined or intervening Party shall be bound by any award rendered by the arbitral tribunal even if such Party chooses not to participate in the arbitral proceedings.

8.6	A judgment based upon the decision of the majority of the arbitrators or the sole arbitrator, as the case may be, may be entered in the appropriate court of any country having jurisdiction of any Party. The arbitrator(s) shall also decide which Party, or the extent to which each Party, shall pay costs of arbitration.

8.7	Unless and to the extent otherwise determined by the arbitrator(s), reference to arbitration shall not relieve the Builder of its obligation under the Shipbuilding Contract diligently to proceed with the construction, completion and delivery of the Vessel, but the majority of the arbitrators or the sole arbitrator, as the case may be, shall decide the extent to which the Delivery Date shall be extended by virtue of the dispute having been referred to arbitration.

IN WITNESS of which this Agreement has been duly executed and delivered the day and year first before written.

Signed:

(
GAS-Eleven Ltd.			SAMSUNG HEAVY INDUSTRIES CO., LTD
By:			By:
Title:			Title:

[	]		[SECURITY TRUSTEE]
By:			By:
Title:			Title:

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Exhibit 1

Form of Novation Agreement

NOVATION AGREEMENT

THIS AGREEMENT is made the [●] day of [●] 201[●] BETWEEN:

(1)	GAS-Eleven Ltd., a corporation organised and existing under the laws of Bermuda, having its registered office at Clarendon House, 2 Church Street, Hamilton HM11, Bermuda (the “Original Buyer”);

(2)	Samsung Heavy Industries Co., Ltd, a corporation organised and existing under the laws of the Republic of Korea, having its registered office at [●] (the “Builder”); and

(3)	[ ], a company incorporated according to the laws of [ ] whose registered office is at [ ] or [[●], a company incorporated according to the laws of [●] whose registered office is at [●]] (the “New Buyer”) (the “Parties”)

WHEREAS:

(A)	The Original Buyer and the Builder have entered into a shipbuilding contract dated [●] (the “Shipbuilding Contract”, which expression shall include the same together with the Specifications, as amended, supplemented, novated or replaced from time to time and the plans and drawings as approved by the Original Buyer to date) for the construction and sale by the Builder and the purchase by the Buyer of a 174,000cbm LNG Carrier with the Builder’s Hull No. [●] (the “Vessel”).

(B)	Pursuant to a Multiparty Agreement dated [●] made between [●] (the “Security Trustee”), the Builder, the Original Buyer and [the New Buyer][ ], (the “Multiparty Agreement”, which expression shall include the same as amended, supplemented, novated or replaced from time to time) the Parties have agreed to enter this Agreement to give effect to the novation of the Shipbuilding Contract from the Original Buyer to the New Buyer.

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NOW IT IS HEREBY AGREED as follows: -

1.	This Agreement is supplemental to the Shipbuilding Contract and the Multiparty Agreement and shall be read and construed together with the Shipbuilding Contract and the Multiparty Agreement. Expressions defined in the Multiparty Agreement shall, unless otherwise expressly provided herein or the context otherwise requires, have the same meanings when used in this Agreement. The provisions of clause 6 of the Multiparty Agreement shall be deemed to be incorporated into this Agreement.

2.	In this Agreement, the “Effective Date” means the date upon which the Security Trustee notifies the Builder, the Buyer and the Charterer in writing of the release and discharge of the Pre-Delivery Security Assignment as provided in clause 4.6 of the Multiparty Agreement. The provisions of Clauses 3 to 9 of this Agreement are conditional upon the Effective Date having occurred. Where the Pre-Delivery Security Assignment has been released prior to the date of this Agreement, the Effective Date shall be deemed to be the date of this Agreement.

3.	In consideration of the New Buyer accepting and assuming the liabilities and obligations of the Original Buyer under the Shipbuilding Contract in the manner herein provided and for other good and valuable consideration (receipt and the sufficiency of which consideration the Original Buyer hereby acknowledges), the Original Buyer hereby assigns and transfers to the New Buyer with effect on and from the Effective Date with the consent of the Builder and subject as provided in this Agreement:

3.1	all its rights, liabilities, obligations and interest under and in the Shipbuilding Contract; and

3.2	all its rights and interest under the Refund Guarantee.

4.	The Builder, the Original Buyer and the New Buyer hereby agree that, with effect on and from the Effective Date, the New Buyer shall be and is hereby substituted in the place of the Original Buyer as a party to, and as the Buyer of the Vessel under, the Shipbuilding Contract and that the Shipbuilding Contract shall, with effect on and from the Effective Date, be construed and treated in all respects as if the New Buyer were named therein instead of the Original Buyer.

5.	The New Buyer hereby agrees with the Builder that, with effect on and from the Effective Date, the New Buyer shall duly and punctually perform and discharge all liabilities and obligations whatsoever from time to time to be performed or discharged by it under or by virtue of the Shipbuilding Contract in all respects, as if the New Buyer were named therein instead of the Original Buyer.

6.	Subject as provided in Clause 7 below, the Builder hereby agrees with the New Buyer that, with effect on and from Effective Date, the Builder shall be bound by the

25

Shipbuilding Contract in all respects as if the New Buyer were named therein instead of the Original Buyer.

7.	With effect on and from Effective Date:

(a)	the Builder and the Original Buyer hereby mutually release and discharge each other; and

(b)	the Builder hereby releases and discharges Gaslog Ltd., of Bermuda,

from all liabilities, obligations, claims and demands whatsoever touching or concerning the Shipbuilding Contract and/or the Performance Guarantee (as the case may be) and in respect of anything done or omitted to be done under or in connection therewith, but without prejudice to the rights of the New Buyer and the Builder against each other in respect of such liabilities, obligations, claims and demands.

8.	With effect on and from the Effective Date, the Shipbuilding Contract shall be read and construed in all respects as if:

(a)	references therein to the Original Buyer were references to the New Buyer;

(b)	references therein to the “Contract” were references to the Shipbuilding Contract as novated and amended by this Agreement; and

(c)	[further amendments as applicable].

9.	Subject as novated and amended by this Agreement, the Shipbuilding Contract shall continue in full force and effect and where necessary shall be read and construed as if the terms of this Agreement were inserted thereon by way of addition or substitution (as the case may be).

10.	The Original Buyer represents and warrants to the New Buyer that[, other than by way of assignment to the Security Trustee pursuant to the Pre-Delivery Security Assignment,] it has not assigned or otherwise transferred or charged or otherwise encumbered the Shipbuilding Contract or any part of its rights or interests therein.

11.

11.1	This Agreement and any non-contractual obligations arising out of or in connection with this Agreement shall be governed by and construed in accordance with English Law.

11.2	Should any dispute of any nature arise out of or in respect of this Agreement, its performance or interpretation or any breach of this Agreement, such dispute shall be settled by arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (the “LMAA”), as modified by this Clause 11 and otherwise in accordance with the provisions of the Laws of England without regard to its

26

conflicts of law rules. The Party who desires arbitration of any such dispute shall give written notice to the other Parties. The notice shall describe the specific nature of the particular dispute. Such notice shall be sent by registered air mail and shall be addressed in the manner set forth in clause 7 of the Multiparty Agreement (for which purpose the address of the New Buyer shall be that of the Charterer as specified in clause 7 of the Multiparty Agreement). The applicable law of England on all matters at issue shall apply without regard to conflicts of law rules.

11.3	Unless all the Parties agree that there shall be a sole arbitrator, the number of arbitrators shall be three. The arbitrators, or sole arbitrator, as the case may be, shall be appointed by the President of the LMAA.

11.4	Any Party may submit claims, counterclaims or crossclaims against any other Party, irrespective of whether either such Party was named as a party in an existing request for arbitration, counterclaim or crossclaim, provided that:

(a)	each such new claim, counterclaim or crossclaim is substantially related to the dispute, controversy or claim in a previously submitted request for arbitration or counterclaim or cross claim; and

(b)	such new claims, counterclaims or cross claims are submitted by written notice to the LMAA and to all the other Parties within either [30] days from the receipt by such Party of the relevant request for arbitration, counterclaim or crossclaim, or such longer time as may be determined by the LMAA.

11.5	Any joined or intervening Party shall be bound by any award rendered by the arbitral tribunal even if such Party chooses not to participate in the arbitral proceedings.

11.6	A judgment based upon the decision of the majority of the arbitrators or the sole arbitrator, as the case may be, may be entered in the appropriate court of any country having jurisdiction of any Party. The arbitrator(s) shall also decide which Party, or the extent to which each Party, shall pay costs of arbitration.

11.7	Unless and to the extent otherwise determined by the arbitrator(s), reference to arbitration shall not relieve the Builder of its obligation under the Shipbuilding Contract diligently to proceed with the construction, completion and delivery of the Vessel, but the majority of the arbitrators or the sole arbitrator, as the case may be, shall decide the extent to which the Delivery Date shall be extended by virtue of the dispute having been referred to arbitration.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written

27

SIGNED as a Deed	)
on behalf of	)
Samsung Heavy Industries Co., Ltd,	)
a company incorporated in	)
the Republic of Korea	)
by	)
and	)
being [a] person[s] who, in	)
accordance with the laws of that	)
territory, [is][are] acting under the	)
authority of the company	).......................................................................................

28

SIGNED as a Deed	)
on behalf of	)
GAS-Eleven Ltd.	)
a company incorporated in Bermuda	)
by	)
)
being a person who, in	)
accordance with the laws of that	)
territory, is acting under the	)
authority of the company	)......................................................................................

SIGNED as a Deed	)
on behalf of	)
[●]	)
a company incorporated in	)
[●]	)
by	)
and	)
being [a] person[s] who, in	)
accordance with the laws of that	)
territory, [is][are] acting under the	)
authority of the company	)......................................................................................

SIGNED as a Deed	)
on behalf of	)
[●]	)
a company incorporated in	)
[●]	)
by	)
and	)
being [a] person[s] who, in	)
accordance with the laws of that	)
territory, [is][are] acting under the	)
authority of the company	)......................................................................................

29

Addendum No. 1

THIS ADDENDUM No. 1 to the shipbuilding contract for hull number 2072 is made on the 22nd January 2013

Between:

GasLog Ltd., a corporation duly organized and existing under the laws of Bermuda having its registered office at Clarendon House 2 Church Street Hamilton HM 11 Bermuda (hereinafter referred to as the “BUYER”), of the one part, and

Samsung Heavy Industries Co., Ltd., a corporation duly organized and existing under the laws of the Republic of Korea having its registered office at Samsung Life Insurance Seocho Tower 1321-14, Seocho-Dong, Seocho-Gu, Seoul, Korea (hereinafter referred to as the “BUILDER”), of the other part,

Effectiveness of the Shipbuilding Contact

It is expressly acknowledged and agreed by the parties that the Contracts for hull number 2072 made on the 22nd January 2013 shall become effective on the date upon which BUYER and Charterer have executed the Time Charter Party, and the Builder shall not enter into its forex hedging until the effective date of the Contract. The Buyer shall notify the Builder upon its entering into agreement with its Charterer by 31st January 2013, unless otherwise mutually agreed. If Time Charter Party has not been executed prior to the 31st January 2013, terms and conditions of the Contract shall be adjusted subject to mutual agreement between the parties.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed on the 22nd January 2013.

For and on behalf of the BUYER GasLog Ltd.	For and on behalf of the BUILDER Samsung Heavy Industries Co., Ltd.

/s/ Peter G. Livanos	/s/ D.Y. Park

Name: Peter G. Livanos	Name: D.Y. Park
Title: Chairman	Title: President and CEO

Addendum No. 2

THIS ADDENDUM No. 2 to the shipbuilding contract for hull number 2072 is made on the 22nd January 2013

Between:

GasLog Ltd., a corporation duly organized and existing under the laws of Bermuda having its registered office at Clarendon House 2 Church Street Hamilton HM 11 Bermuda (hereinafter referred to as the “BUYER”), of the one part, and

Samsung Heavy Industries Co., Ltd., a corporation duly organized and existing under the laws of the Republic of Korea having its registered office at Samsung Life Insurance Seocho Tower 1321-14, Seocho-Dong, Seocho-Gu, Seoul, Korea (hereinafter referred to as the “BUILDER”), of the other part,

The BUYER’S option to ***** to the delivery of the vessel

It is expressly acknowledged and agreed by the parties that the BUYER has an option to ***** of each vessel to the delivery installment. In case the Buyer declares such option, the ***** shall be ***** by the BUYER to the BUILDER upon the delivery of each vessel together with ***** from the respective dates of the *****. The BUYER shall declare its option with ***** prior written notice to the BUILDER.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed on the 22nd January 2013.

For and on behalf of the BUYER GasLog Ltd.	For and on behalf of the BUILDER Samsung Heavy Industries Co., Ltd.

/s/ Peter G. Livanos	/s/ D.Y. Park

Name: Peter G. Livanos	Name: D.Y. Park
Title: Chairman	Title: President and CEO